UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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NETFLIX, INC.

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2021 PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Letter from Our Lead Independent Director

Jay Hoag

FELLOW STOCKHOLDERS,

We hope you and your families are healthy and safe. The COVID-19 pandemic brought unprecedented challenges and 2020 was a year marked with extraordinary loss for many. Throughout the year, we were fortunate to be able to adapt our business operations to protect the well-being of our employees and partners while also ensuring business continuity. We are grateful that we have been able to provide our members with a source of escape, connection and comfort during these challenging times.

  This past year also brought issues of racial and social injustice to the forefront. As a global company with a broad member base, we believe that talented employees with diverse backgrounds, cultures, perspectives, and experiences unlock and drive innovation, creativity, and the variety of our storytelling. We believe that more diversity in our company leads to more diversity behind the camera and more diversity on screen, and we published our first Inclusion Report in January 2021, providing a snapshot of representation within the company, and how we plan to increase it and cultivate a community of belonging. We followed that with a groundbreaking study, from the USC Annenberg Inclusion Initiative, examining diversity in our US original series and films, which we shared publicly to benchmark our progress and hold ourselves accountable for our goals of ongoing improvement.

We are humbled by our talented and dedicated teams who continued to create and deliver world class entertainment during these extraordinary times. Our original stories deeply resonated with audiences and were nominated for 160 Emmys and an industry-leading 36 Academy Award nominations within the last year.

In 2020, we had approximately 204 million paid memberships, achieved approximately $25 billion in revenue, representing 24% year-over-year growth, and approximately $4.6 billion of operating income, representing 76% year-over-year growth, as well as improved our cash flows from operations. We prioritize creating long-term value for our stockholders, demonstrated by our strong total stockholder return. As of December 31, 2020, we delivered 67% in annualized total stockholder return over the prior one-year period and 40% since our initial public offering in 2002 through December 31, 2020.

We believe we are in the early stages of the transition to streaming entertainment all around the world. To support continued growth, we evolved the management team with the appointment of Ted Sarandos as Co-Chief Executive Officer, in addition to his role as Chief Content Officer, and Greg Peters as Chief Operating Officer, in addition to his role as Chief Product Officer. Ted was also appointed to the Board. Reed Hastings continues to serve as Co-Chief Executive Officer and Chairman of the Board. Ted is instrumental to the innovation and success of Netflix, particularly in driving the content strategy. Both Co-Chief Executive Officers collaborate closely on corporate strategy and are involved in all aspects of management. Greg oversees global operations and our team responsible for product, ensuring that Netflix stays aligned, productive and able to improve rapidly. We believe this is an effective leadership model and mostly formalized the prior working relationship between Reed and Ted.

The Board, alongside management, continued to actively engage with stockholders to seek their input and provide perspective on our policies and practices. This year, the discussions were focused on environmental, social and governance matters; diversity, equity and inclusion; and our executive compensation program.

On behalf of the Board, we thank you for your investment and wish you and your families good health.

Warm regards,

Jay C. Hoag

Lead Independent Director

Notice of Annual Meeting

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2021

To the Stockholders of Netflix, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Netflix, Inc., a Delaware corporation (the “Company”), will be held on June 3, 2021 at 3:00 p.m. Pacific Time. You can attend the Annual Meeting via the internet and vote your shares electronically by visiting www.virtualshareholdermeeting.com/NFLX2021 (there is no physical location for the Annual Meeting). You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.

The Annual Meeting will be held for the following purposes:

1.	To elect four Class I directors to hold office until the 2024 Annual Meeting of Stockholders;
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021;
3.	Advisory approval of the Company’s named executive officer compensation;
4.	To consider three stockholder proposals, if properly presented at the Annual Meeting; and
5.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

These business items are described more fully in the Proxy Statement accompanying this Notice. Only stockholders who owned our common stock at the close of business on April 8, 2021 can vote at this meeting or any adjournments that may take place.

All stockholders are cordially invited to attend the meeting via the internet.

For ten days prior to the Annual Meeting, a complete list of the stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting. Due to the COVID-19 pandemic, please email board@netflix.com to make arrangements to examine the stockholder list. The stockholder list will also be available during the annual meeting by visiting www.virtualshareholdermeeting.com/NFLX2021 and entering your 16-Digit Control Number.

By order of the Board of Directors

David Hyman

Chief Legal Officer and Secretary

April 23, 2021

Los Gatos, California

YOUR VOTE IS IMPORTANT. PLEASE VOTE OVER THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING VIA THE INTERNET. IF YOU RECEIVED A PAPER PROXY CARD AND VOTING INSTRUCTIONS BY MAIL, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING VIA THE INTERNET.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 3, 2021: THIS PROXY STATEMENT, THE NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND THE ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYVOTE.COM.

INFORMATION CONCERNING

SOLICITATION AND VOTING

GENERAL

The attached proxy is solicited on behalf of the Board of Directors (the “Board”) of Netflix, Inc., a Delaware corporation (the “Company,” “Netflix,” “we,” “us” or “our”), for use at the Annual Meeting of Stockholders to be held on June 3, 2021, at 3:00 p.m. Pacific Time (the “Annual Meeting”), or at any adjournment or postponement of this meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders and form of proxy. This year’s Annual Meeting will be held entirely via the internet and will be conducted by our Chief Legal Officer and Secretary. Stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/NFLX2021. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. We encourage you to access the Annual Meeting webcast prior to the start time. Online check-in will begin at 2:45 p.m. Pacific Time, and you should allow ample time for the check-in procedures. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the virtual shareholder meeting log in page.

Hosting the Annual Meeting via the internet provides expanded access, reduced environmental impact and cost savings for our stockholders and the Company. Hosting a virtual meeting enables increased stockholder attendance and participation. In addition, we intend that the virtual meeting format provides stockholders a similar level of transparency to the traditional in person meeting format. As a longstanding practice for many years, our stockholders are able to submit questions four times a year as part of our quarterly earnings interview, and answers to top investors questions are available on our Investor Relations website at https://ir.netflix.net. As such, questions at our Annual Meeting will be limited to those for our auditors, if any. Instructions on how to ask questions for our quarterly earnings interviews are found in the press release announcing the date on which we will release each quarter’s earnings results.

Pursuant to rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we will mail, on or about April 23, 2021, a Notice of Internet Availability of Proxy Materials to stockholders of record and beneficial owners as of the close of business on April 8, 2021, referred to as the Record Date. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders will have the ability to access all of the proxy materials at https://ir.netflix.net/financials/annual-reports-and-proxies/default.aspx. Should you request it, we will make paper copies of these proxy materials available free of charge. To request a copy, please send your request to our Secretary at the address listed below.

Our principal executive offices are located at 100 Winchester Circle, Los Gatos, California 95032, and our telephone number is (408) 540-3700. Our internet website address is www.netflix.com. You may find our SEC filings, including our annual reports on Form 10-K, on our Investor Relations website at https://ir.netflix.net/financials/sec-filings/default.aspx.

REVOCABILITY OF PROXIES

You may change your vote at any time prior to the vote at the Annual Meeting. If you are a stockholder of record as of the Record Date, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to our Secretary at the address above prior to your shares being voted, or by attending the Annual Meeting and voting via the internet. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending the Annual Meeting and voting via the internet.

2021 PROXY STATEMENT	3

VOTING AND SOLICITATION

Only stockholders of record at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 443,402,736 shares of common stock outstanding and entitled to vote. Each holder of record of shares of common stock on that date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

You may vote via the internet by going to www.proxyvote.com and following the instructions on the screen. As explained in greater detail in the Notice of Internet Availability of Proxy Materials, to vote your shares, you may vote via the internet by visiting www.proxyvote.com and having available your 16-digit control number(s) contained on your Notice of Internet Availability of Proxy Materials. If you received your proxy materials by mail, you may vote by completing the enclosed proxy card, dating and signing it and returning it in the postage-paid envelope provided, or you may vote by phone by following the instructions on your proxy card. You may vote via the internet or by phone up until 8:59 p.m. Pacific Time on June 2, 2021. If you vote by mail, your proxy card must be received by June 2, 2021. If you are a stockholder of record on the Record Date, you can participate in the Annual Meeting online at www.virtualshareholdermeeting.com/NFLX2021 and vote your shares during the Annual Meeting.

Properly delivered proxies will be voted at the Annual Meeting in accordance with the specifications made. Where no specifications are given, such proxies will be voted “FOR” all nominees, “FOR” proposals Two and Three, and “AGAINST” proposals Four through Six. It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If, however, any matter not described in this Proxy Statement is properly presented for action at the Annual Meeting, the persons named as proxies in the enclosed form of proxy will have authority to vote according to their own discretion.

The required quorum for the transaction of business at the Annual Meeting is the presence via the internet or by proxy of holders of a majority of the stock issued and outstanding and entitled to vote at the Annual Meeting as of the Record Date. Shares that are voted “FOR,” “AGAINST,” “WITHHOLD” or “ABSTAIN,” referred to as the Votes Cast, are treated as being present at the Annual Meeting for purposes of establishing a quorum. An abstention will have the same effect as a vote against proposals Two through Six. Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but such non-votes will not be counted for purposes of determining the number of Votes Cast with respect to any proposal. Thus, a broker non-vote will not affect the outcome of the voting on proposals One through Six. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner.

If you hold your shares through a broker, bank or other nominee (“street name”) it is critical that you cast your vote if you want it to count in the election of directors (Proposal One of this Proxy Statement), advisory approval of executive officer compensation (Proposal Three of this Proxy Statement), or any of the stockholder proposals (Proposals Four, Five and Six of this Proxy Statement). Thus, if you hold your shares in “street name” and you do not instruct your bank or broker how to vote in the election of directors, no vote will be cast on your behalf on these proposals.

The cost of soliciting proxies will be borne by us. We may reimburse banks and brokers and other persons representing beneficial owners for their reasonable out-of-pocket costs. Our officers, directors and others may solicit proxies, personally or by telephone, facsimile or electronic mail, without additional compensation. If you vote using the internet or by phone, you may incur data or telephone usage charges from internet access providers or phone companies. We will not reimburse those costs.

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STOCKHOLDER PROPOSALS

Stockholder proposals that are intended to be presented at our 2022 Annual Meeting of Stockholders in our proxy materials for such meeting must comply with the requirements of SEC Rule 14a-8 and must be received by our Secretary no later than December 24, 2021 in order to be included in our Proxy Statement and proxy materials relating to our 2022 Annual Meeting of Stockholders.

Stockholder nominations for director that are intended to be presented at our 2022 Annual Meeting of Stockholders in our proxy materials for such meeting must comply with our bylaws and must be received by our Secretary no earlier than November 24, 2021 and no later than December 24, 2021 in order to be considered for inclusion in our Proxy Statement and proxy materials relating to our 2022 Annual Meeting of Stockholders. A stockholder proposal or a nomination for director or any other matter that will not be included in our Proxy Statement and proxy materials, but that a stockholder intends to present via the internet at the meeting, must generally be submitted to our Secretary no earlier than February 7, 2022, and no later than March 9, 2022. Such proposal or nomination must also comply with the requirements set forth in our bylaws. Proposals and nominations should be mailed to: Netflix, Inc., 100 Winchester Circle, Los Gatos, California 95032, Attention: Secretary. Our bylaws have been filed with the SEC and are available at www.sec.gov.

2021 PROXY STATEMENT	5

Netflix 2020 Year in Review

BUSINESS HIGHLIGHTS

In a profoundly challenging year, we were grateful to present TV series, documentaries and feature films in more than 30 languages and 190 countries that resonated so deeply with audiences and earned a record 160 Emmy nominations and 36 Academy Award nominations within the last year. In 2020, we had approximately 204 million paid memberships, and financial highlights for 2020 included achieving approximately $25 billion in annual revenue, representing 24% year-over-year growth, and approximately $4.6 billion in operating income, representing 76% year-over-year growth. Our cash provided by operating activities also improved in 2020. We prioritize creating long-term value for our stockholders demonstrated by our strong stockholder return. As of December 31, 2020, we delivered 67%, 41%, 36% and 36% in annualized total stockholder returns over the prior one-, three-, five- and ten-year periods, respectively, and 40% since our initial public offering in 2002.

EXECUTIVE LEADERSHIP CHANGES

In July 2020, Ted Sarandos was appointed to the Board and promoted to the role of Co-Chief Executive Officer, in addition to his role as Chief Content Officer. Reed Hastings continues to serve as Co-Chief Executive Officer and Chairman of the Board. Mr. Sarandos has served as the Chief Content Officer since 2000, and this promotion formalized the evolution and growth of his duties and responsibilities. Messrs. Hastings and Sarandos have a long history of collaboration and will continue to work closely on corporate strategy and planning and are involved in all aspects of management.

Also in July 2020, Greg Peters was appointed as Chief Operating Officer, in addition to his role as Chief Product Officer, in which he has served since 2017. Mr. Peters has been with Netflix since 2008, holding positions of increasing responsibility, bringing strategic and analytical strength to the executive team. In his role as Chief Operating Officer, Mr. Peters oversees global operations and our team responsible for product – anything a member or non-member touches when they come to our service, ensuring that we stay aligned, productive and able to improve rapidly.

We believe the Co-Chief Executive Officer leadership structure and the addition of the Chief Operating Officer role provide an efficient and effective leadership model to support our future growth.

BOARD COMPOSITION

In 2020, we added two new members to the Board, Ted Sarandos, our Co-Chief Executive Officer and Chief Content Officer, who was appointed to the Board in July 2020 and Strive Masiyiwa, who was appointed to the Board in December 2020. Ambassador Susan Rice resigned from the Board effective January 20, 2021. More information on each Board member can be found in the section titled, “Proposal One: Our Board of Directors—Election of Directors—Who We Are.”

RESPONSE TO COVID-19

The COVID-19 pandemic and precautions to mitigate the spread of the virus significantly impacted the media and entertainment industry, including our business and operations. In an effort to protect the health and safety of our

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employees, our workforce has had, and continues in most instances, to spend a significant amount of time working from home. While we and our partners have resumed productions and related operations in most parts of the world, certain of our productions continue to experience disruption, as do the productions of our third-party content suppliers. As a result, our ability to produce content remains affected by the pandemic. The Board and management team continue to actively monitor the situation and alter our business operations as may be required by federal, state, local or foreign authorities, or that we determine are in the best interests of our employees, customers, partners and stockholders.

At the onset of the pandemic, most filming stopped globally, with the exception of a few countries. Recognizing the devastating impact on hundreds of thousands of crew and cast members, many of whom are paid hourly wages and work project-to-project, we established a $150 million hardship fund to directly support the hardest hit workers in the creative community. While most of the fund supports members of our own productions, $30 million of the fund will go to third parties and non-profits, providing emergency relief to out-of-work crew and cast across the broader TV and film industry in countries where we have a large production base.

INCLUSION AND DIVERSITY

Our company culture remains an important aspect of our operations. As we have expanded our offices globally, we have also become mindful of cultural differences across and within regions. Fostering a work environment that is culturally diverse, inclusive and equitable is a major focus for us. We employ a team reporting to our VP of Inclusion Strategy who works to build diversity, inclusion and equity into all aspects of our operations globally, with the goal of having diversity and inclusion function as a critical lens through which each Netflix employee carries out their role. We want more people and cultures to see themselves reflected on screen—so it’s important that our employees are diverse like the communities we serve. We strive to increase representation by training our recruiters on how to hire more inclusively, and to help the company and senior leaders diversify their networks.

We published in January 2021 an Inclusion Report on our website that provides a snapshot of representation within the company, how we plan to increase it, and how we cultivate a community of belonging and allyship. We have also published our U.S. Employer Equal Opportunity data (EEO-1 data) reaching back to our 2014 filing.

We also support numerous employee resource groups (ERGs), representing employees and allies from a broad array of historically underrepresented and/or marginalized communities. Our ERGs are important in creating a more inclusive environment for all employees, allowing space to connect on shared experiences, providing mentoring, career development and volunteering opportunities, and to provide the Company with insight into the perspectives, needs and lived experiences of the communities. Each ERG is supported by senior leaders across the Company.

TRANSPARENCY

We are committed to continued stockholder engagement and transparency. In response to input from our stockholders, we began publishing in 2020 an Environmental Social Governance report that covers our ESG performance for the prior year. We use the Sustainability Accounting Standards Board (SASB) reporting framework for the “Internet & Media Services” and “Media & Entertainment” industries. The ESG reports for 2019 and 2020 are available at ir.netflix.net. In addition, we will continue to publish our Inclusion Report and EEO-1 data on our website annually.

2021 PROXY STATEMENT	7

Proposal 1 Our Board of Directors Election of Directors
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” RICHARD N. BARTON, RODOLPHE BELMER, BRADFORD L. SMITH AND ANNE M. SWEENEY

DIRECTORS STANDING FOR ELECTION

Four Class I directors, Richard N. Barton, Rodolphe Belmer, Bradford L. Smith and Anne M. Sweeney, are to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Messrs. Barton, Belmer, and Smith and Ms. Sweeney, each of whom is currently a director of the Company. If Mr. Barton, Mr. Belmer, Mr. Smith or Ms. Sweeney is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee designated by the Board to fill the vacancy. Each of Mr. Barton, Mr. Belmer, Mr. Smith and Ms. Sweeney has agreed to serve as a director of the Company if elected. The term of the office of directors elected at this Annual Meeting will continue until the Annual Meeting of Stockholders held in 2024 or until such director’s successor has been duly elected or appointed and qualified, or until their earlier resignation or removal.

Nominee	Age	Principal Occupation

Richard N. Barton	53	Chief Executive Officer and co-founder of Zillow-Group

Rodolphe Belmer	51	Chief Executive Officer of Eutelsat S.A.

Bradford L. Smith	62	President and Chief Legal Officer of Microsoft

Anne M. Sweeney	63	Former Co-Chair, Disney Media Networks and President, Disney/ABC Television Group

Each nominee has extensive business experience, education and personal skills that qualifies him or her to serve as an effective Board member. The specific experience, qualifications and skills of Messrs. Barton, Belmer, and Smith and Ms. Sweeney are set forth below. The Nominating and Governance Committee evaluates potential candidates for service on the Board.

Required Vote

The four nominees receiving the highest number of affirmative Votes Cast will each be elected as Class I directors.

Netflix Recommendation

The Board unanimously recommends that the stockholders vote “FOR” the nominees listed above.

2021 PROXY STATEMENT	9

Who We Are

BOARD OVERVIEW

Our Board is composed of 12 highly experienced, talented, and qualified directors with experience as board members and executives at some of the world’s most successful companies. We believe that the Board is well situated to navigate the changing competitive terrain that Netflix operates within. The Board has led Netflix through its evolution from a US DVD-by-mail company to a global streaming company to one of the leading entertainment companies in the world, while effectively managing risk and overseeing management performance. By successfully navigating this evolution, our annualized total stockholder return since our initial public offering in 2002 through December 31, 2020 was 40%.

Board Tenure	Gender Diversity
Board balances fresh thinking, new perspectives, and emerging skill needs with institutional knowledge and stability	A quarter of directors are women.

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OUR DIRECTORS

Directors standing for election:

RICHARD BARTON

INDEPENDENT DIRECTOR

DIRECTOR SINCE: 2002 CLASS: I AGE: 53

COMMITTEES: AUDIT

Why this director is valuable to Netflix

Having founded successful internet-based companies (including Zillow, Expedia and GlassDoor), Mr. Barton provides strategic and technical insight to the Board. In addition, Mr. Barton brings experience with respect to marketing products to consumers through the internet.

Also...

Mr. Barton was a venture partner at Benchmark, a venture capital firm that has been an early-stage investor in companies like Twitter, Instagram, Uber and Zillow, from 2005 until 2018. He has served on many public company boards. Mr. Barton holds a B.S. in general engineering: industrial economics from Stanford University.

Career Snapshot:

•  Chief Executive and co-founder of Zillow-Group (since 2010)

•  Co-founder and Chairman of GlassDoor (2007-2018)

•  Founder and Chief Executive Officer of Expedia (1996-2003)

Other Public Company Boards

•  Qurate (formerly Liberty Interactive)

•  Zillow Group

•  Altimeter Growth Corp.

•  Altimeter Growth Corp. 2

RODOLPHE BELMER

INDEPENDENT DIRECTOR

DIRECTOR SINCE: 2018 CLASS: I AGE: 51

COMMITTEES: COMPENSATION

Why this director is valuable to Netflix

As a media executive located in France, Mr. Belmer brings a unique international perspective to the Board. In addition, his media experience and business acumen provide the Board with valuable insight as it expands its global operations.

Also...

Mr. Belmer began his career in the marketing department of Procter & Gamble France before joining McKinsey in 1998. He is a graduate of France’s HEC business school.

Career Snapshot:

•  CEO and director of Eutelsat, the leading satellite operator in Europe, the Middle East and Africa (since 2016)

•  CEO of Canal + Group (2012-2015); various additional roles since joining in 2001

Other Public Company Boards

•  None

2021 PROXY STATEMENT	11

BRAD SMITH

INDEPENDENT DIRECTOR

DIRECTOR SINCE: 2015 CLASS: I AGE: 62

COMMITTEES: NOMINATING AND GOVERNANCE

Why this director is valuable to Netflix

With a leading role at Microsoft, Mr. Smith brings broad business and international experience on a variety of issues, including government affairs and public policy to the Board. Mr. Smith also brings experience playing a key role in representing Microsoft externally and in leading Microsoft’s work on a number of critical issues, including privacy, security, accessibility, environmental sustainability and digital inclusion, among others, which provides additional expertise to the Board.

Also...

Mr. Smith has led a push for diversity within Microsoft’s legal division, advocating for increasing employment of diverse employees at the company and associated law firms. Mr. Smith holds a B.A. in international relations and economics from Princeton, a J.D. from Columbia University School of Law and also studied international law and economics at the Graduate Institute of International Studies in Geneva.

Career Snapshot:

•  President and Chief Legal Officer of Microsoft (since 2015); he originally joined Microsoft in 1993

•  Associate and then Partner, Covington & Burling (1986-1993)

Other Public Company Boards

•  None

ANNE SWEENEY

INDEPENDENT DIRECTOR

DIRECTOR SINCE: 2015 CLASS: I AGE: 63

COMMITTEES: COMPENSATION

Why this director is valuable to Netflix

Ms. Sweeney has held various senior positions with large entertainment companies, which provided her with broad strategic and operational experience. Her experience in the entertainment industry provides a unique business perspective to the Board as Netflix builds its global internet TV network.

Also...

Ms. Sweeney’s entertainment experience spans more than three decades, including her oversight of Disney’s cable, broadcast and satellite properties globally for 18 years. During that time, she was charged with launching and running over 118 Disney Channels in 164 countries in 34 languages, and had oversight over various ABC properties including ABC Television Network, ABC Studios and the Disney ABC Cable Networks Group. Prior to Disney, she was CEO of FX Networks, Inc. from 1993 to 1996 and spent more than 12 years at Viacom’s Nickelodeon Network. She holds an Ed. M. From Harvard University and a B.A. from the College of New Rochelle.

Career Snapshot:

•  Co-chair of Disney Media Networks and President of Disney/ABC Television Group (1996-2015)

•  Chairman and CEO of FX Networks, part of the Fox Entertainment Group/21st Century Fox (1993-1996)

Other Public Company Boards

•  None

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Directors not standing for election:

REED HASTINGS

CO-CHIEF EXECUTIVE OFFICER AND PRESIDENT OF THE COMPANY, AND CHAIRMAN OF THE BOARD

DIRECTOR AND CHAIRMAN SINCE: 1997 CLASS: III (EXPIRES 2023) AGE: 60
COMMITTEES: NONE

Why this director is valuable to Netflix

Mr. Hastings, as co-founder and Co-Chief Executive Officer, deeply understands the technology and business of Netflix and brings strategic and operational insight to the Board. He is also a software engineer, holds an MSCS in Artificial Intelligence from Stanford University, and has unique management and industry insights.

Also...

Mr. Hastings is an active educational philanthropist: he served on the California State Board of education from 2000 to 2004, and after receiving his B.A. from Bowdoin College in 1983 served in the Peace Corps as a high school math teacher in Swaziland. Mr. Hastings previously served on the board of Facebook, Inc. from 2011-2019.

Career Snapshot:

•  Founder, Co-Chief Executive Officer, President and Chairman of Netflix (since 1997)

•  Founder, Pure Software (1991) through IPO (1995) and ultimate sale to Rational Software

Other Public Company Boards

•  None

JAY C. HOAG

LEAD INDEPENDENT DIRECTOR

DIRECTOR SINCE: 1999 CLASS: III (EXPIRES 2023) AGE: 62

COMMITTEES: NOMINATING AND GOVERNANCE (CHAIR)

Why this director is valuable to Netflix

As a venture capital investor, Mr. Hoag brings strategic insights and financial experience to the Board. He has evaluated, invested in and served as a board member on numerous companies, both public and private, and is familiar with a full range of corporate and board functions. His many years of experience in helping companies shape and implement strategy provide the Board with unique perspectives on matters such as risk management, corporate governance, talent selection and management.

Also...

Mr. Hoag has been a technology investor and venture capitalist for more than 38 years, involved in a large number of technology investments including Altiris (acquired by Symantec), CNET, Expedia, Facebook, Fandango (acquired by Comcast), Intuit, and Sybase. Mr. Hoag is on the Investment Advisory Committee at the University of Michigan, the Board of Trustees of Northwestern University, and the Board of Trust at Vanderbilt University. Previously, Mr. Hoag has served on the board of directors of numerous other public and private companies, including TechTarget, Inc. from 2004-2016. Mr. Hoag holds an M.B.A. from the University of Michigan and a B.A. from Northwestern University.

Career Snapshot:

•  Founding General Partner at TCV (Technology Crossover Ventures), a venture capital firm (since 1995)

Other Public Company Boards

•  Electronic Arts

•  Peloton Interactive

•  TCV Acquisition Corp.

•  TripAdvisor

•  Zillow Group

2021 PROXY STATEMENT	13

MATHIAS DÖPFNER

INDEPENDENT DIRECTOR

DIRECTOR SINCE: 2018 CLASS: III (EXPIRES 2023) AGE: 58

COMMITTEES: COMPENSATION

Why this director is valuable to Netflix

As a media executive located in Germany, Mr. Döpfner brings international perspective, media experience and business acumen to the Board.

Also...

Mr. Döpfner has extensive experience in media and digital transformation and a strong track record of increasing revenues related to digital activities. He previously served on the boards of Vodafone Group plc (2015-2018) and Time Warner Inc. (2006-2018). Additionally, his relationships and honorary offices at entities including the American Academy, the American Jewish Committee and the European Publishers Council among many others provide him with relevant insight and perspective in international media. He studied Musicology, German and Theatrical Arts in Frankfurt and Boston.

Career Snapshot:

•  Chairman and CEO, Axel Springer SE, Europe’s leading digital publishing house (since 2002)

•  His former roles at Axel Springer SE include editor-in-chief of Die Welt (1998-2000) and as a member of the Management Board (starting in 2000)

•  Visiting Professor in media at University of Cambridge, St. John’s College (2010)

Other Public Company Boards

•  Warner Music Group

TIMOTHY HALEY

INDEPENDENT DIRECTOR

DIRECTOR SINCE: 1998 CLASS: II (EXPIRES 2022) AGE: 66
COMMITTEES: COMPENSATION (CHAIR)

Why this director is valuable to Netflix

As a venture capital investor, Mr. Haley brings strategic and financial experience to the Board. He has evaluated, invested in and served as a board member on numerous companies. His executive recruiting background also provides the Board with insight into talent selection and management.

Also...

Mr. Haley was President of Haley Associates, an executive recruiting firm serving the high technology industry from 1986 - 1998, and serves on the boards of several private companies. Mr. Haley holds a B.A. from Santa Clara University.

Career Snapshot:

•  Managing Director, Redpoint Ventures, a venture capital firm (since 1999)

•  Managing Director, Institutional Venture Partners, a venture capital firm (since 1998)

Other Public Company Boards

•  2U, Inc.

•  ThredUp

•  Zuora

14

LESLIE KILGORE

DIRECTOR

DIRECTOR SINCE: 2012 (INDEPENDENT SINCE 2015) CLASS: II (EXPIRES 2022) AGE: 55
COMMITTEES: AUDIT

Why this director is valuable to Netflix

Ms. Kilgore’s experience as a marketing executive with internet retailers and consumer product companies provides a unique business perspective and her numerous managerial positions provide strategic and operational experience to the Board.

Also...

As our former Chief Marketing Officer, Ms. Kilgore deeply understands the Netflix business and is able to bring years of marketing experience to the Board. She holds an M.B.A. from the Stanford University Graduate School of Business and a B.S. from The Wharton School of Business at the University of Pennsylvania. She previously served on the board of LinkedIn Corp., and she currently serves on the boards of several other companies.

Career Snapshot:

•  Chief Marketing Officer of Netflix (2000-2012)

•  Director of Marketing at Amazon (1999-2000)

•  Brand manager at The Procter & Gamble Company (1992-1999)

Other Public Company Boards

•  Medallia

•  Pinterest

STRIVE MASIYIWA

INDEPENDENT DIRECTOR

DIRECTOR SINCE: 2020 CLASS: II (EXPIRES 2022) AGE: 60

COMMITTEES: NONE

Why this director is valuable to Netflix

As the Chairman and founder of Econet Global, a telecommunications and technology group with operations and investments in 29 countries in Africa and Europe, Mr. Masiyiwa provides a unique international perspective to the Board. In addition, his experience in building businesses across Africa and the world provides the Company with valuable insight as it expands globally.

Also...

Mr. Masiyiwa serves on several international boards including Unilever Plc, National Geographic Society, Asia Society, and the Global Advisory boards of Bank of America, the Council on Foreign Relations (in the US), Stanford University, and the Prince of Wales Trust for Africa, and is a longstanding board member of the United States Holocaust Museum’s Committee on Conscience. A former board member of the Rockefeller Foundation for 15 years, he is Chairman Emeritus of the Alliance for a Green Revolution in Africa (AGRA) and African Union Special Envoy to the continent’s COVID response. He received a BSc in Electrical and Electronic Engineering from the University of Wales. Mr. Masiyiwa has received honorary doctorates from Morehouse College, Yale University, Nelson Mandela University and Cardiff University.

Career Snapshot:

•  Founder and Executive Chairman of Econet Global (1993-Present)

Other Public Company Boards

•  Unilever Plc

2021 PROXY STATEMENT	15

ANN MATHER

INDEPENDENT DIRECTOR

DIRECTOR SINCE: 2010 CLASS: II (EXPIRES 2022) AGE: 61

COMMITTEES: AUDIT (CHAIR, FINANCIAL EXPERT)

Why this director is valuable to Netflix

Ms. Mather’s experience as an executive with several major media companies provides a unique business perspective. As a former CFO and senior finance executive at major corporations, she brings more than 20 years of financial and accounting expertise to the Board. Additionally, Ms. Mather’s numerous managerial positions and service on public company boards provides strategic, operational and corporate governance experience.

Also...

Ms. Mather previously served on the board of Shutterfly, Inc., a photography and image-sharing company (2013-2019) and Glu Mobile Inc., a publisher of mobile games (2005-2021). She has also been an independent trustee to the board of trustees of Dodge & Cox Funds, a mutual fund, since May 2011. She received her M.A. from Cambridge University, and is an Honorary Fellow of Sidney Sussex College Cambridge.

Career Snapshot:

•  Executive Vice President and CFO of Pixar (1999 - 2004)

•  Executive Vice President and CFO of Village Roadshow Pictures (1999)

•  Various executive positions at The Walt Disney Company (1993-1999)

Other Public Company Boards

•  Alphabet (formerly Google)

•  Airbnb

•  Bumble

•  Arista Networks

TED SARANDOS

CO-CHIEF EXECUTIVE OFFICER AND CHIEF CONTENT OFFICER OF THE COMPANY

DIRECTOR SINCE: 2020 CLASS: III (EXPIRES 2023) AGE: 56

COMMITTEES: NONE

Why this director is valuable to Netflix

Mr. Sarandos, as Co-Chief Executive Officer and Chief Content Officer, is integral to developing corporate strategy and oversees the teams responsible for the acquisition, creation and promotion of all Netflix content including original series from around the world. His in-depth knowledge about Netflix and experience in the entertainment industry provide a unique business perspective to the Board.

Also...

Mr. Sarandos has been responsible for all content operations since 2000, and led the Company’s transition into original content production that began in 2013 with the launch of series such as House of Cards, Arrested Development and Orange is the New Black. With more than 20 years’ experience in home entertainment, he is recognized in the industry as an innovator in film acquisition and distribution and was named one of Time Magazine’s 100 Most Influential People of 2013. He is a Henry Crown Fellow at the Aspen Institute and serves on the board of Exploring The Arts, a nonprofit focused on arts in schools. Mr. Sarandos also serves on the Film Advisory Board for the Tribeca and Los Angeles Film Festivals, is an American Cinematheque board member, an Executive Committee Member of the Academy of Television Arts & Sciences and is a trustee of the American Film Institute.

Career Snapshot:

•  Co-Chief Executive Officer (since July 2020) and Chief Content Officer of Netflix (since 2000)

•  Executive at video distributor ETD and Video City/West Coast video, a video rental retail chain

•  Producer/Executive Producer for award-winning and critically acclaimed documentaries and independent films including the Emmy-nominated Outrage and Tony Bennett: The Music Never Ends.

Other Public Company Boards

•  Spotify

16

BOARD SKILLS AND EXPERIENCE

Our Board believes that having a diverse mix of directors with complementary skills, experience, and expertise is important to meeting its oversight responsibility. That diversity, combined with transparent and broad access to information and exposure to management beyond the executive officers, allows the Board to exercise effective management oversight and to ensure the care of our stockholders’ interests. Below are a number of skills that our Board members bring to Netflix. If an individual is not listed under a particular attribute, it does not signify a director’s lack of ability to contribute in such area.

Leadership

Experience and expertise in identifying and developing opportunities for long-term value creation, including experience in driving innovation, opening markets, improving operations, identifying risks, and executing successfully.

	Richard Barton Rodolphe Belmer Mathias Döpfner Timothy Haley Reed Hastings Jay Hoag	Leslie Kilgore Strive Masiyiwa Ann Mather Brad Smith Ted Sarandos Anne Sweeney

Strategy

Experience and expertise in identifying and developing opportunities for long-term value creation, including experience in driving innovation, opening markets, improving operations, identifying risks, and executing successfully.

	Richard Barton Rodolphe Belmer Mathias Döpfner Timothy Haley Reed Hastings Jay Hoag	Leslie Kilgore Strive Masiyiwa Ann Mather Ted Sarandos Brad Smith Anne Sweeney

Finance & Accounting
Management or oversight of the finance function of an enterprise, resulting in proficiency in complex financial management, capital allocation, and financial reporting processes.	Richard Barton Rodolphe Belmer Mathias Döpfner Timothy Haley Reed Hastings	Jay Hoag Leslie Kilgore Ann Mather Anne Sweeney

Entertainment & Media
Experience and expertise with the entertainment and media industry, resulting in a deep understanding of consumer expectations and innovations in content and delivery.	Richard Barton Rodolphe Belmer Mathias Döpfner Reed Hastings	Leslie Kilgore Ann Mather Ted Sarandos Anne Sweeney

Demographic Diversity

Representation of gender, ethnic, race, geographic, cultural, or other perspectives that expand the Board’s understanding of the needs and viewpoints of our members, partners, employees, governments, and other stakeholders worldwide.

	Rodolphe Belmer Mathias Döpfner Leslie Kilgore	Strive Masiyiwa Ann Mather Anne Sweeney

2021 PROXY STATEMENT	17

Global Business & Government Relations
Expertise in global business cultures, consumer preferences, and /or government relations gained through local experience in international markets or senior positions overseeing public policy.	Rodolphe Belmer Mathias Döpfner Strive Masiyiwa	Ann Mather Brad Smith

Technology

Experience and expertise in technology-related business or technology functions, resulting in knowledge of how to anticipate technological trends, understand and manage technology related risks, generate disruptive innovation, and extend or create new business models.

	Richard Barton Reed Hastings Jay Hoag	Strive Masiyiwa Brad Smith

Marketing
Experience and expertise developing strategies to grow market share, package and position product offerings, build brand awareness and equity, and enhance enterprise reputation.	Richard Barton Rodolphe Belmer	Leslie Kilgore Ted Sarandos

Human Capital Management

Experience and expertise related to human resource issues such as attracting and retaining talent, succession planning, engagement of employees, and the development and evolution of culture, including the alignment of culture and long-term strategy.

	Timothy Haley Reed Hastings	Ted Sarandos

DIRECTOR INDEPENDENCE

The Board has determined that each of Messrs. Barton, Belmer, Döpfner, Haley, Hoag, Masiyiwa and Smith, and Mses. Kilgore, Mather, and Sweeney are independent under the applicable rules of the SEC and the listing standards of the NASDAQ Stock Market; therefore, every member of the Audit Committee, Compensation Committee and Nominating and Governance Committee is an independent director in accordance with those standards. In addition, the Board determined that Ambassador Rice was independent during the time she served on the Board.

18

How We are Selected,

Elected and Evaluated

CONSIDERATION OF DIRECTOR NOMINEES

Director Qualifications

In discharging its responsibilities to nominate candidates for election to the Board, the Nominating and Governance Committee has not specified any minimum qualifications for serving on the Board. However, the Nominating and Governance Committee endeavors to evaluate, propose and approve candidates with business experience, diversity, as well as personal skills and knowledge with respect to technology, finance, marketing, financial reporting and any other areas that may be expected to contribute to an effective Board. With respect to diversity, the committee may consider such factors as diversity in viewpoint, professional experience, education, international experience, skills and other individual qualifications and attributes that contribute to board heterogeneity, including characteristics such as gender, race, and national origin.

Identifying and Evaluating Nominees for Directors

The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating and Governance Committee through management, current Board members, stockholders or other persons. These candidates are evaluated at meetings of the Nominating and Governance Committee as necessary and discussed by the members of the Nominating and Governance Committee from time to time. Candidates may be considered at any point during the year.

The Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for the Board. Following verification of the stockholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder.

Stockholder Nominees

The Nominating and Governance Committee considers properly submitted stockholder nominations for candidates for membership on the Board as described above under “Identifying and Evaluating Nominees for Directors.” Any stockholder nominations proposed for consideration by the Nominating and Governance Committee should include the nominee’s name and qualifications for Board membership. In addition, they should be submitted within the time frame as specified under “Stockholder Proposals” above and mailed to: Netflix, Inc., 100 Winchester Circle, Los Gatos, California 95032, Attention: Secretary.

Our bylaws provide a proxy access right for stockholders, pursuant to which a stockholder, or a group of up to 20 stockholders, owning at least three percent of outstanding shares of our common stock continuously for at least three years, may nominate and include in our annual meeting proxy materials director nominees constituting up to the greater of (a) two directors or (b) twenty percent of the Board, subject to certain limitations and provided that the stockholders and nominees satisfy the requirements specified in our bylaws.

2021 PROXY STATEMENT	19

OUR BOARD EVALUATION PROCESS

Each year, our Board conducts a self-evaluation process to help assure and enhance its performance. This process is overseen by the Nominating and Governance Committee, and involves interviews of each director by our Chief Legal Officer. Feedback is sought primarily in the following areas: (a) the Board’s effectiveness, structure, culture and composition, (b) the quality of and access to information shared with the Board about our business and (c) performance of the directors and quality of Board discussions.

How We Govern

and are Governed

OUR APPROACH TO CORPORATE GOVERNANCE

Corporate Governance Philosophy

Netflix operates in a dynamic industry and has been in a state of constant innovation since inception. We have redefined how people watch video—first through DVD-by-mail, then streaming video, and now as one of the world’s leading entertainment services with approximately 208 million memberships in 190 countries. Our success has not gone unnoticed, and we are seeing increasing competition, even as this dynamic market continues to evolve.

Our corporate governance structure is built against this backdrop. Governance, in this context, means finding the right balance of rights and responsibilities among stockholders, the Board, and management, and ensuring that there are appropriate checks and balances in place. With the rapid evolution of technology and the changing media landscape, we are continually adjusting our service to meet the dynamic needs and desires of our consumers. Our governance structure is built to help us to do that. Our focus is on creating long-term value for our stockholders, and we have been successful at that – since our initial public offering in 2002, annualized total stockholder return through December 31, 2020 was 40%.

Our governance structure is unconventional. We have several provisions that give our Board and our management team the freedom to be forward-thinking, such as making investments to build our own production studios and developing our own animation capabilities, with the confidence that they will be able to see those investments to fruition. At the same time, we have paid attention to our stockholders and increased our accountability to them by adopting provisions such as proxy access. We are proud of our governance structure, both because of how it has supported our success to date and for being innovative, such as the way that our Board has unfettered access to management and is able to seek information directly from employees all around the enterprise.

We strive to stay in tune with our ownership base. Our Board and our management team engage directly with our stockholders, and our Board and its committees consider stockholders’ feedback in assessing our governance structure, including our compensation program. These discussions provide a good opportunity to share views and answer questions; the input from our stockholders will continue to inform our ongoing evaluation of our structure.

We believe our approach to governance will continue to provide the greatest benefit to Netflix and our stockholders. We realize that elements of our structure may not fit within the standard corporate governance practices and that some stockholders take a different view. But we believe that Netflix’s long-term value is currently best optimized with our approach to governance.

20

Stockholder Engagement and 2020 Stockholder Proposals

At our 2020 annual meeting, stockholders presented three proposals for vote. One proposal requested additional disclosure around political spending, and the proposal did not receive majority support from stockholders. The second proposal requested that we lower the two-thirds supermajority requirement for amending our charter and bylaws to a simple majority. This proposal did receive majority support from stockholders. The third proposal sought a public report regarding our equal employment opportunity policy, and received less than 1% support from stockholders.

We consider the voting results for stockholders proposals in our Board discussions and as we contemplate our governance structure.

We also engaged with stockholders to solicit feedback on a broad range of topics, including these stockholder proposals. We held 10 virtual meetings in the fall of 2020 with stockholders representing approximately 25% of our common stock outstanding. Members of the Board, accompanied by Company representatives as appropriate, participated in each of these conversations. We also held numerous engagement meetings earlier in 2020, prior to our 2020 annual meeting.

In addition to governance and compensation matters, our discussions in 2020 centered on our approach to environmental, social and governance (ESG) matters; diversity, equity and inclusion; our response to the COVID-19 pandemic; and our dual CEO management structure. Investors expressed a desire to see improved disclosure on environmental and social matters, which the recent hire of our Sustainability Officer is intended to help address. We have also recently increased our disclosure about these topics partly in response to investor feedback by publishing an Inclusion Report in January 2021 along with our EEO-1 and ESG reports.

We also discussed our approach to governance, including our goal of ensuring that we are best able to execute our long-term vision, which we believe is in the best interests of all stockholders. Investors understood our rationale for our governance structure, even if they disagreed with it. While investors inquired about our dual CEO model and how it works for Netflix, none expressed that it was inappropriate for us. We explained that the dual CEO model formalized the prior working relationship between Reed and Ted, and was an effective leadership model to further support our continued growth and international expansion. Stockholders gave us high marks for our response to the COVID-19 pandemic, such as our focus on employee well-being and our efforts to support the creative industry through our establishment of hardship funds.

The feedback on our compensation program was limited, with many investors understanding and supportive of our approach to compensation. While we did not hear thematic concerns about our compensation program during our meetings, one stockholder questioned some components of our compensation program, including the ability of our executives to allocate their compensation between cash and stock options.

We further note that our current practice with respect to our supermajority provision is a mainstream practice. According to data from FactSet, more than forty percent of S&P 500 companies have supermajority provisions in place, and our threshold is common and among the lower thresholds that companies have adopted. After consideration of stockholder feedback, industry trend data, and our corporate governance philosophy, we decided at this point not to lower the voting requirement from its current supermajority level. A simple majority vote requirement already applies to most corporate matters submitted to a vote of our stockholders. We believe that in the current dynamic business environment, the supermajority we have in place is appropriate to increase stability in our operations, while still being set low enough for stockholders to have a voice on issues where there is strong consensus. We will continue to monitor and evaluate this issue.

2021 PROXY STATEMENT	21

THE ROLE OF THE BOARD IN RISK OVERSIGHT

The Board’s role in our risk oversight process includes reviewing and discussing with members of management areas of material risk to the Company, including strategic, operational, financial and legal risks. The Board as a whole primarily deals with matters related to strategic and operational risk. The Audit Committee deals with matters of financial and legal risk, including cybersecurity risk. The Compensation Committee addresses risks related to compensation and other talent-related matters. The Nominating and Governance Committee manages risks associated with Board independence and corporate governance. Committees report to the full Board regarding their respective considerations and actions. Throughout 2020, in response to the COVID-19 pandemic, management, with the support of our Board and Audit Committee, engaged, assessed and led our efforts to mitigate operational, employee and other risks to our business associated with the pandemic.

How We are Organized

BOARD MEETINGS AND COMMITTEES

The Board held five meetings during 2020. Each Board member attended at least 75% of the aggregate of the total number of Board meetings and meetings of the Board committees.

As of the date of this Proxy Statement, the Board has three standing committees: (1) the Compensation Committee; (2) the Audit Committee; and (3) the Nominating and Governance Committee.

COMPENSATION COMMITTEE

In 2020, the Compensation Committee of the Board consisted of four non-employee directors: Messrs. Belmer, Döpfner, Haley (Chair), and Ms. Sweeney. Mr. Hoag also served on the Compensation Committee until Mr. Döpfner’s appointment to the Compensation Committee in March 2020. Each member of the Compensation Committee is independent in compliance with the rules of the SEC and the listing standards of the NASDAQ Stock Market as they pertain to Compensation Committee members. Each of the Compensation Committee members is also a non-employee director under Rule 16b-3 of the Exchange Act and an outside director under section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee reviews and approves all forms of compensation to be provided to our executive officers and directors. For a description of the role of the executive officers in recommending compensation and the role of any compensation consultants, please see the section entitled “Compensation Discussion and Analysis” below. The Compensation Committee held four meetings in 2020. Each member attended all the Compensation Committee meetings held in 2020.

The Report of the Compensation Committee is included in this Proxy Statement. In addition, the Board has adopted a written charter for the Compensation Committee, which is available on our Investor Relations website at https://ir.netflix.net/governance/governance-docs/default.aspx.

AUDIT COMMITTEE

The Audit Committee of the Board consists of three non-employee directors: Mr. Barton, and Mses. Kilgore and Mather (Chair), each of whom is independent in compliance with the rules of the SEC and the listing standards of the NASDAQ Stock Market as they pertain to audit committee members. The Board has determined that Ms. Mather is an audit committee financial expert as defined by Item 407(d)(5)(ii) of Regulation S-K of the Securities Act of 1933, as amended.

22

The Audit Committee engages the Company’s independent registered public accounting firm, reviews the Company’s financial controls, evaluates the scope of the annual audit, reviews audit results, consults with management and the Company’s independent registered public accounting firm prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of the Company’s internal accounting controls and financial affairs. The Audit Committee met seven times in 2020. Each member attended at least 75% of the Audit Committee meetings held in 2020.

The Report of the Audit Committee is included in this Proxy Statement. In addition, the Board has adopted a written charter for the Audit Committee, which is available on our Investor Relations website at https://ir.netflix.net/governance/governance-docs/default.aspx.

NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee of the Board consists of two non-employee directors, Messrs. Hoag (Chair) and Smith. Ambassador Rice served on the Nominating and Governance Committee through her resignation date, January 20, 2021. Each director serving on the Nominating and Governance Committee is independent under the listing standards of the NASDAQ Stock Market. The Nominating and Governance Committee reviews and approves candidates for election and to fill vacancies on the Board, including re-nominations of members whose terms are due to expire, and reviews and provides guidance to the Board on corporate governance matters. The Nominating and Governance Committee met two times in 2020. Each member attended all the Nominating and Governance Committee meetings held in 2020, other than Mr. Smith who did not attend one meeting.

The Board has adopted a written charter for the Nominating and Governance Committee, which is available on our investor relations website at https://ir.netflix.net/governance/governance-docs/default.aspx.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation Committee. No member of our Board is an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company.

In 2020, the Compensation Committee consisted of Messrs. Belmer, Döpfner (from March 2020), Haley, Hoag (through March 2020) and Ms. Sweeney, none of whom is currently or was formerly an officer or employee of the Company. None of Messrs. Belmer, Döpfner, Haley, or Hoag or Ms. Sweeney had a relationship with the Company that required disclosure under Item 404 of Regulation S-K. In addition to Messrs. Belmer, Döpfner, Haley, and Hoag and Ms. Sweeney, our Co-Chief Executive Officer, Reed Hastings, and Chief Talent Officer participated in the executive compensation process for the year ended December 31, 2020 as described below in the section entitled “Compensation Discussion and Analysis.”

POLICY REGARDING DIRECTOR ATTENDANCE AT THE ANNUAL MEETING

Our policy regarding directors’ attendance at the annual meetings of stockholders and their attendance record at last year’s annual meeting of stockholders can be found on our Investor Relations website at https://ir.netflix.net/governance/governance-docs/default.aspx.

2021 PROXY STATEMENT	23

THE BOARD’S LEADERSHIP STRUCTURE

The Board combines the role of Chairman and Chief Executive. While the Board reassesses maintaining the combined role from time to time, the Board believes that Mr. Hastings, a Co-Chief Executive Officer, is best situated to serve as Chairman because he is the director most familiar with our business and industry and is therefore best able to identify the strategic priorities to be discussed by the Board. The Board also believes that combining the role of Chairman and Co-Chief Executive Officer facilitates information flow between management and the Board and fosters strategic development and execution. The Board has appointed Jay Hoag as its lead independent director. As lead independent director, Mr. Hoag’s responsibilities include:

•	coordinating the activities of the independent directors, and authorization to call meetings of the independent directors;

•	coordinating with the Co-Chief Executive Officers and corporate secretary to set the agenda for Board meetings, soliciting and taking into account suggestions from other members of the Board;

•	chairing executive sessions of the independent directors;

•	providing feedback and perspective to the Co-Chief Executive Officers about discussions among the independent directors;

•	helping facilitate communication among the Co-Chief Executive Officers and the independent directors;

•	presiding at Board meetings where the Chair is not present; and

•	performing other duties assigned from time to time by the Board.

In addition, the Board maintains effective independent oversight through a number of governance practices, including, open and direct communication with management, input on meeting agendas, annual performance evaluations and regular executive sessions.

How to Communicate with Us

COMMUNICATIONS WITH THE BOARD

We provide a process for stockholders to send communications to the Board through the email address board@netflix.com. Information regarding stockholder communications with the Board can be found on the Company’s Investor Relations website at https://ir.netflix.net/governance/governance-docs/default.aspx.

24

How We are Paid

Since 2015, none of our directors receive cash for services they provide as directors or members of Board committees but may be reimbursed for their reasonable expenses for attending Board and Board committee meetings. Each non-employee director receives stock options pursuant to the Director Equity Compensation Plan. The Director Equity Compensation Plan provides for a monthly grant of stock options to each non-employee director of the Company in consideration for services provided to us and subject to the terms and conditions of our equity compensation plans.

We believe that for our company, compensating directors only with options is appropriate and creates the right incentives and long-term value alignment with stockholders. Without long-term value creation, directors are not compensated as the intrinsic value of options on dates of grant is zero.

The actual number of options granted each month to each of our directors is determined by the following formula: $25,000 / ([fair market value on the date of grant] x 0.40). Each monthly grant is made on the first trading day of the month, is fully vested upon grant and is exercisable at a strike price equal to the fair market value on the date of grant. The table below sets forth information concerning the compensation of our non-employee directors during 2020.

In each of 2018 and 2019, Compensia advised the Board on our compensation program for our Board for the upcoming year, based on a comparison against our peer group’s board compensation programs and other compensation-related developments. The prior time Compensia reviewed our Board’s compensation program was in 2015, and we adjusted our Board’s compensation program in 2016. We have not made any changes to the compensation program for our Board since then.

Name	Option Awards ($)(1)	Total ($)

Richard N. Barton	376,943	376,943	(4)

Rodolphe Belmer	377,175	377,175	(5)

Mathias Döpfner	377,201	377,201	(6)

Timothy M. Haley	376,943	376,943	(7)

Jay C. Hoag	376,943	376,943	(8)

Leslie Kilgore	376,943	376,943	(9)

Strive Masiyiwa(2)	—	—

Ann Mather	376,943	376,943	(10)

Susan E. Rice(3)	377,017	377,017	(11)

Bradford L. Smith	376,943	376,943	(12)

Anne M. Sweeney	376,943	376,943	(13)

2021 PROXY STATEMENT	25

(1)

Option awards reflect the monthly grant of stock options to each non-employee director on the dates and at the aggregate grant date fair values computed in accordance with FASB ASC Topic 718 as shown below. Only options to purchase whole shares are granted with any remaining amount of the grant value carried over to the next monthly grant. The differences in option award values for each of Messrs. Belmer and Döpfner and Ambassador Rice reflect the different carryover amounts relating to the appointment month for each director. For a discussion of the assumptions made in the valuation reflected in the Option Awards column, refer to Note 9 to our consolidated financial statements for the fiscal year ended December 31, 2020 in our Form 10-K filed with the SEC on January 28, 2021.

Grant Date	Fair Value ($)

1/2/2020	29,336

2/3/2020	29,485

3/2/2020	29,407

4/1/2020	31,573

5/1/2020	31,800

6/1/2020	31,752

7/1/2020	32,038

8/3/2020	32,381

9/1/2020	32,127

10/1/2020	32,261

11/2/2020	32,618

12/1/2020	32,166

(2)	Mr. Strive Masiyiwa was appointed to the Board on December 16, 2020 and did not receive a prorated grant of stock options.
(3)	Ambassador Susan Rice served on the Board through January 20, 2021.
(4)	Aggregate number of option awards outstanding held by Mr. Barton at December 31, 2020 was 31,411.
(5)	Aggregate number of option awards outstanding held by Mr. Belmer at December 31, 2020 was 4,078.
(6)	Aggregate number of option awards outstanding held by Mr. Döpfner at December 31, 2020 was 4,654.
(7)	Aggregate number of option awards outstanding held by Mr. Haley at December 31, 2020 was 37,361.
(8)	Aggregate number of option awards outstanding held by Mr. Hoag at December 31, 2020 was 34,162.
(9)	Aggregate number of option awards outstanding held by Ms. Kilgore at December 31, 2020 was 11,240.
(10)	Aggregate number of option awards outstanding held by Ms. Mather at December 31, 2020 was 16,401.
(11)	Aggregate number of option awards outstanding held by Ms. Rice at December 31, 2020 was 4,426.
(12)	Aggregate number of option awards outstanding held by Mr. Smith at December 31, 2020 was 23,407.
(13)	Aggregate number of option awards outstanding held by Ms. Sweeney at December 31, 2020 was 8,240.

26

Certain Relationships and

Related Transactions

AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with us.

PROCEDURES FOR APPROVAL OF RELATED PARTY TRANSACTIONS

We have a written policy concerning the review and approval of related party transactions. Potential related party transactions are identified through an internal review process that includes a review of payments made in connection with transactions in which related persons may have had a direct or indirect material interest. Those transactions that are determined to be related party transactions under Item 404 of Regulation S-K are submitted for review by the Audit Committee for approval and to conduct a conflicts-of-interest analysis. The individual identified as the “related party” may not participate in any review or analysis of the related party transaction.

2021 PROXY STATEMENT	27

Proposal 2 Our Auditors Ratification of Appointment of Independent Registered Public Accounting Firm

THE BOARD UNANIMOUSLY

RECOMMENDS THAT THE

STOCKHOLDERS VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT

OF ERNST & YOUNG LLP AS

THE COMPANY’S INDEPENDENT

REGISTERED PUBLIC ACCOUNTING

FIRM FOR THE YEAR ENDING

DECEMBER 31, 2021

The Audit Committee of the Board has selected Ernst & Young LLP (“Ernst & Young”), an independent registered public accounting firm, to audit the financial statements of the Company for the year ending December 31, 2021. We are submitting its selection of Ernst & Young for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young is expected to be present at the Annual Meeting, will have the opportunity to make a statement and is expected to be available to respond to appropriate questions. Ernst & Young has served as our independent registered public accounting firm since March 21, 2012. Neither applicable law nor our bylaws require that stockholders ratify the selection of Ernst & Young as our independent registered public accounting firm. However, we are submitting the selection of Ernst & Young to stockholders for ratification as a matter of good corporate practice. If stockholders do not ratify the selection, the Audit Committee will reconsider whether to retain Ernst & Young. Even if the selection is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

During 2020 and 2019, fees for services provided by Ernst & Young was as follows (in thousands):

	2020	2019

Audit Fees	$5,351	$4,936

Audit-Related Fees	70	—

Tax Fees	2,096	2,927

Total	$7,517	$7,863

Audit Fees include amounts related to the audit of our annual financial statements and internal control over financial reporting, and quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q. Audit fees also include amounts related to accounting consultations and services rendered in connection with the Company’s issuance of senior notes in 2020 and 2019, respectively, as well as fees for statutory audit filings.

Audit-Related Fees include fees related to assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including attestation services that are not required by statute or regulation.

Tax Fees include fees billed for tax compliance, tax advice and tax planning services.

There were no other fees billed by Ernst & Young for services rendered to us, other than the services described above, in 2020 and 2019.

The Audit Committee has determined that the rendering of non-audit services by Ernst & Young was compatible with maintaining their independence.

POLICY ON AUDIT COMMITTEE PRE-APPROVAL OF AUDIT AND PERMISSIBLE NON-AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax and other services. Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered

2021 PROXY STATEMENT	29

public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2020, services provided by Ernst & Young were pre-approved by the Audit Committee in accordance with this policy.

Required Vote

The affirmative vote of the majority of the Votes Cast is required for ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021. The vote is an advisory vote, and therefore not binding.

Netflix Recommendation

The Board unanimously recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the year ending December 31, 2021.

30

Report of the Audit Committee

of the Board

The Audit Committee engages and supervises the Company’s independent registered public accounting firm and oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the preparation of financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2020 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments made by management and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States of America, its judgments as to the quality of the Company’s accounting principles and the other matters required to be discussed with the Audit Committee under the auditing standards generally accepted in the United States of America, including the matters required by Auditing Standard No. 1301, Communications with Audit Committees, issued by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has discussed with Ernst & Young its independence from management and the Company, including the written disclosures and the letter regarding its independence as required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence.

The Audit Committee also reviewed the fees paid to Ernst & Young during the year ended December 31, 2020 for audit and non-audit services, which fees are described under the heading “Principal Accountant Fees and Services.” The Audit Committee has determined that the rendering of all non-audit services by Ernst & Young were compatible with maintaining its independence.

The Audit Committee discussed with Ernst & Young the overall scope and plans for its audit. The Audit Committee met with Ernst & Young, with and without management present, to discuss the results of its examinations, its evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2020, for filing with the Securities and Exchange Commission.

Audit Committee of the Board

Richard N. Barton

Leslie Kilgore

Ann Mather

2021 PROXY STATEMENT	31

OUR COMPANY

EXECUTIVE OFFICERS

Our executive officers as of April 23, 2021 are as follows:

Executive Officers		Position

Reed Hastings	60	Co-Chief Executive Officer, President, and Chairman of the Board

David Hyman	55	Chief Legal Officer and Secretary

Jessica Neal(1)	44	Chief Talent Officer

Spencer Neumann	51	Chief Financial Officer

Greg Peters	50	Chief Operating Officer and Chief Product Officer

Bozoma Saint John	44	Chief Marketing Officer

Ted Sarandos	56	Co-Chief Executive Officer and Chief Content Officer

Rachel Whetstone	53	Chief Communications Officer

For more information about Messrs. Hastings and Sarandos, see “Proposal One: Our Board of Directors—Election of Directors—Who We Are.” Information about our other executive officers is set forth below:

DAVID HYMAN

CHIEF LEGAL OFFICER

AGE: 55

About:

As Chief Legal Officer, David is responsible for all legal and public policy matters for the Company. He also serves as the Company’s Secretary.

Also...

David practiced law at Morrison & Foerster in San Francisco and Arent Fox in Washington, DC. He earned his JD and Bachelor’s degrees from the University of Virginia.

Career Snapshot:

•  Chief Legal Officer and Secretary of Netflix (since 2002)

Prior:

•  General Counsel of Webvan, an online internet retailer

JESSICA NEAL

CHIEF TALENT OFFICER

AGE: 44

About:

Jessica leads the team that maintains the Company’s unique corporate culture, hires new talent and keeps the organization lean and flexible despite enormous growth.

Also...

Jessica is a Netflix veteran, starting at the company in 2006 when DVD was king and streaming just a dream, and has been heavily involved in improving the Netflix culture as the company grew. After roles at Coursera and Scopley, she rejoined the Netflix team in her current role. Jessica joined the JFrog board in 2020 and served as a board member for the Association of Talent Development from 2016 to 2019.

Career Snapshot:

•  Chief Talent Officer at Netflix (since 2017)

Prior:

•  Chief People Officer at Scopely, a leading player in the mobile gaming industry (2015-2017)

•  Head of Human Resources at Coursera, which provides online access to the world’s best university courses

(1)	Ms. Neal will be departing from the Company in May 2021.

34

SPENCER NEUMANN

CHIEF FINANCIAL OFFICER

AGE: 51

About:

Spencer was named CFO of Netflix in January of 2019, utilizing his finance, strategy, and accounting experience in media, entertainment and service oriented companies to continue to build on the company’s track record of success and innovation.

Also...

Spencer also worked at the private equity firms of Providence Equity Partners and Summit Partners. Additional positions at The Walt Disney Company, which he initially joined in 1992, included executive vice president of the ABC Televisions Network and CFO of the Walt Disney Internet Group. He is a member of the national board of directors of Make-A-Wish America. Spencer holds both a B.A. in economics and an M.B.A. from Harvard University.

Career Snapshot:

•  CFO of Netflix (since 2019)

Prior:

•  CFO of Activision Blizzard, a video gaming company (2017-2019)

•  CFO and executive vice president of Global Guest Experience of Walt Disney Parks and Resorts, among other positions at the Walt Disney Company, a diversified multinational media and entertainment company (2012-2017)

GREG PETERS

CHIEF OPERATING OFFICER AND CHIEF PRODUCT OFFICER

AGE: 50

About:

As Chief Operating Officer and Chief Product Officer, Greg oversees global operations and leads the product team, which designs, builds and optimizes the Netflix experience including applications and user interfaces.

Also...

Greg previously held positions at digital entertainment software provider, Mediabolic Inc., Red Hat Network, the provider of Linux and Open Source technology, and online vendor Wine.com. He holds a degree in physics and astronomy from Yale University. Greg joined the board of 2U, Inc., a global leader in education technology, in March of 2018.

Career Snapshot:

•  Chief Operating Officer (since July 2020) and Chief Product Officer of Netflix (since 2017)

Prior:

•  International Development Officer of Netflix (2015-2017)

•  Chief Streaming and Partnerships Officer of Netflix

•  Senior Vice President of consumer electronics products for Macrovision Solutions Corp. (later renamed Rovi Corporation), a technology company

2021 PROXY STATEMENT	35

BOZOMA SAINT JOHN

CHIEF MARKETING OFFICER

AGE: 44

About:

Bozoma was appointed Chief Marketing Officer in August 2020.

Also...

Bozoma has been recognized for her breakthrough work by both the industry and her peers, having been inducted into the American Advertising Federation Hall of Achievement in 2014. Additionally, Bozoma serves on the boards of Girls Who Code and Vital Voices and in March 2017, she was named as a Henry Crown Fellow by the Aspen Institute. She holds a BA in English and African American Studies from Wesleyan University.

Career Snapshot:

•  Chief Marketing Officer of Netflix (since August 2020)

Prior:

•  Chief Marketing Officer of Endeavor, a talent and media agency (2018-2020)

•  Chief Brand Officer at Uber, a multinational ride-sharing company (2017-2018)

•  Head of Global Consumer Marketing, Apple Music & iTunes (2014-2017)

RACHEL WHETSTONE

CHIEF COMMUNICATIONS OFFICER

AGE: 53

About:

Rachel leads our public relations globally.

Also...

Rachel has spent the last 20 years working on communications and policy issues for US companies. She also serves as a director of Udacity. Rachel is a graduate of Bristol University and spent the first half of her career working as a policy advisor for the UK Conservative Party.

Career Snapshot:

•  Chief Communications Officer at Netflix (since 2018)

Prior:

•  Vice President of Communications at Facebook, a social media and technology company (2017-2018)

•  Senior Vice President of Communications & Public Policy at Uber, a multinational ride-sharing company (2015-2017)

•  Senior Vice President of Communications & Public Policy at Google, an internet-related services and products company (2005-2015)

There are no family relationships among any of our directors, nominees for director and executive officers.

36

Proposal 3 Our Pay Advisory Approval of Executive Officer Compensation
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” APPROVAL OF OUR EXECUTIVE OFFICER COMPENSATION DISCLOSED IN THIS PROXY STATEMENT.

As required by section 14A of the Securities Exchange Act, as amended by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our stockholders with the opportunity to cast a non-binding advisory vote on the compensation of our Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the SEC (also referred to as “say-on-pay”).

We currently hold our advisory say-on-pay vote every year. Stockholders will have an opportunity to cast an advisory vote on the frequency of say-on-pay votes at least every six years. We currently expect that the next advisory vote on the frequency of the say-on-pay votes will occur at the 2023 annual meeting of stockholders.

As described in our Compensation Discussion and Analysis, we have adopted an executive compensation philosophy designed to attract and retain outstanding performers. Our compensation practices are guided by market rates and tailored to account for the specific needs and responsibilities of the particular position, as well as the performance and unique qualifications of the individual employee, rather than by seniority or overall Company performance.

Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the compensation of our Named Executive Officers disclosed in this Proxy Statement. The vote is an advisory vote, and therefore not binding.

Netflix Recommendation

The Board unanimously recommends that the stockholders vote “FOR” approval of our executive officer compensation disclosed in this Proxy Statement.

38

COMPENSATION DISCUSSION

AND ANALYSIS

A MESSAGE FROM THE COMPENSATION COMMITTEE CHAIR

2020 presented unprecedented challenges, with effects of the COVID-19 pandemic felt around the world by nearly every business. Our executive officers demonstrated strong leadership in navigating the pandemic, acting quickly to implement measures to care for the health and safety of our employees, to continue providing great content for our members, and to promote the financial strength of our company for our stockholders.

In response to stockholder feedback, we aimed to more clearly explain our compensation program in our compensation disclosures last year and updated our insider trading policy to prohibit certain hedging and pledging transactions. The Board, alongside management, continued to actively engage with stockholders throughout 2020 to ensure we are addressing relevant questions and concerns, to seek input, and to provide perspective on our policies and practices. We discussed a broad spectrum of topics, including environmental, social and governance matters; diversity, equity and inclusion; and our executive compensation program. We have heard from a number of our stockholders that the enhanced disclosures and information have been helpful to stockholders and resulted in a better understanding of our compensation program.

The Board and Compensation Committee considered the input from our stockholders and the results of our annual Say-on-Pay vote and continue to strongly believe that our compensation program’s design is a significant contributor to Netflix’s success and is highly aligned with stockholder interests. Therefore, we are not making material changes to the executive compensation program for 2021. The Compensation Committee will continue to explore ways that we can implement changes to the program desired by some stockholders while preserving the program’s general design and value to Netflix and our stockholders. We will also continue to provide transparent disclosures about our compensation program and to solicit input from our stockholders.

Thank you for being a stockholder and joining us on this journey to change the way people are entertained. We appreciate your commitment to Netflix and we will continue to endeavor to make your commitment worthwhile.

Tim Haley

Compensation Committee Chairperson

OUR COMPANY AND 2020 PERFORMANCE

Netflix is one of the world’s leading entertainment services with approximately 208 million paid memberships in over 190 countries. We launched our streaming service in 2007, and have since added increasing amounts of content that enable consumers to enjoy entertainment directly on their internet-connected screens. Our content is increasingly exclusive and curated and includes our own original programming.

We believe that Netflix remains a growth venture, even though we have been a public company for nearly 20 years. We added a record 37 million paid memberships in 2020, representing an increase of 31% over the prior year and achieved approximately $25 billion in revenue, representing 24% year-over-year growth. Our profitability also improved, with operating income rising 76% year over year while operating margins increased from 13% to 18%. We manage our business for the long term with a focus on stockholder value creation. Consistent with this approach, our annualized total stockholder return since our initial public offering in 2002 through December 31, 2020 was 40%.

In 2020, we continued to invest heavily in content to great success. As noted in our investor letters, some of our big hits included new series like Tiger King: Murder, Mayhem and Madness, The Queen’s Gambit, and Bridgerton. Season four of the critically acclaimed The Crown was its biggest season so far and new seasons of Ozark and La Casa de Papel (aka, Money Heist) continued to entertain our members. Original films premiered a wide variety of successes such as The Old Guard, Extraction, and The Midnight Sky. We continued to expand our local language

40

content, which was not only impactful in the home country but was enjoyed around the globe. As a testament to the quality of our programming, our titles were nominated for 160 Emmys and an industry-leading 36 Academy Award nominations within the last year. We’re also proud to lead the industry in nominations at both the 2021 NAACP Image Awards (53 nominations) and the GLAAD Media Awards (26 nominations). We are also producing content from countries all over the world as we believe great stories can come from anywhere and can be enjoyed everywhere.

STOCKHOLDER ENGAGEMENT AND THE 2020 SAY-ON-PAY VOTE RESULT

In 2020, 61.5% of voted shares approved the compensation of our Named Executive Officers. At the time of the vote in 2020, the Compensation Committee had already approved the design of our 2020 executive compensation program. The Compensation Committee reviewed these voting results, and in response, members of the Compensation Committee and management engaged with stockholders to solicit feedback regarding our compensation program.

In the fall of 2020, we invited stockholders representing approximately 47% of our shares outstanding to engage with us on a variety of issues, specifically including executive compensation. We held 10 virtual meetings in the fall of 2020 with stockholders representing approximately 25% of our common stock outstanding, including stockholders that did not support our 2020 vote. Members of the Board, accompanied by Company representatives as appropriate, participated in each of these conversations. We also held numerous engagement meetings earlier in 2020, prior to our 2020 annual meeting.

In addition to compensation matters, the discussions also focused on our approach to environmental, social and governance (ESG) matters; diversity, equity and inclusion; our response to the COVID-19 pandemic; and our dual CEO management structure. These meetings reconfirmed that ESG and diversity, equity and inclusion matters were increasingly top of mind for our investors. Investors expressed a desire to see improved disclosure on environmental and social matters, which the recent hire of our Sustainability Officer is intended to help address. We have also recently increased our disclosure about these topics partly in response to investor feedback by publishing an Inclusion Report in January 2021 along with our EEO-1 data and ESG reports. This and other ESG information is available on our Investor Relations website at ir.netflix.net.

While investors inquired about our dual CEO model and how it works for Netflix, none expressed that it was inappropriate for us. We explained that the dual CEO model formalized the prior working relationship between Reed and Ted and was an effective leadership model to further support our continued growth and international expansion. Stockholders gave us high marks for our response to the COVID-19 pandemic, such as our focus on employee well-being and our efforts to support the creative industry through our establishment of hardship funds. Regarding governance, investors understood our rationale for our governance structure, even if they disagreed with it.

The feedback on our compensation program was limited, with many investors understanding and supportive of our approach to compensation. While we did not hear thematic concerns about our compensation program during our meetings, one stockholder questioned some components of our compensation program, including the ability of our executives to allocate their compensation between cash and stock options.

Our Compensation Committee considered stockholder feedback in its deliberations regarding 2021 compensation and will continue to consider feedback in ongoing executive compensation decisions.

2021 PROXY STATEMENT	41

2020 NAMED EXECUTIVE OFFICERS

This Compensation Discussion and Analysis describes the compensation program for our Named Executive Officers. During 2020, these individuals were:

•	Reed Hastings, Co-Chief Executive Officer, President, and Chairman of the Board

•	Ted Sarandos, Co-Chief Executive Officer and Chief Content Officer(1)

•	Spencer Neumann, Chief Financial Officer

•	Greg Peters, Chief Operating Officer and Chief Product Officer(1)

•	David Hyman, Chief Legal Officer

•	Rachel Whetstone, Chief Communications Officer

COMPENSATION PHILOSOPHY

We aim to provide highly competitive compensation packages for all our key positions, including our Named Executive Officers. Our compensation practices are also tailored to account for the specific needs and responsibilities of the particular position, as well as the performance and unique qualifications of the individual employee, rather than by seniority or overall Company performance. Individual compensation is nonetheless linked to Company performance by virtue of the stock options we grant.

The Compensation Committee aims for the compensation program to be simple to understand and administer, to be transparent to both stockholders and executive officers, and to create a long-term alignment between our stockholders and our executive officers.

Our compensation practices are evaluated by the Compensation Committee on an ongoing basis to determine whether they are appropriate to attract, retain and reward outstanding performers. Such evaluations may result in refinements to the compensation program, including changes in how compensation is determined and awarded.

COMPENSATION PROGRAM OVERVIEW

The key elements of our compensation program applicable to the majority of our employees, including our Named Executive Officers, and how they align with our compensation philosophy are as follows:

•

Only two pay components, salary and stock options. Our compensation program consists of only base salary and stock options. It is the same program for our executive officers as it is for the majority of our employees. We use stock options as we believe that they correlate compensation with stockholder returns, and encourage a long-term perspective, especially given how we’ve designed the stock option allocation portion of our program in which employees can allocate cash compensation toward stock options. Importantly, as described below, our stock price needs to appreciate 40% before the employee is better off allocating cash to stock options. We do not use performance-based bonuses as we believe that they tend to incentivize specific, typically short-term focused behavior rather than encourage long-term stockholder value creation.

•

Personal Choice. We set a dollar-denominated annual compensation amount for each eligible employee (“allocatable compensation”) who can then choose to allocate any portion of that compensation amount toward

(1)

Effective July 14, 2020, Mr. Sarandos was appointed as Co-Chief Executive Officer, in addition to his role as Chief Content Officer, and Mr. Peters was appointed as Chief Operating Officer, in addition to his role as Chief Product Officer. Mr. Sarandos was also appointed to the Board as a Class III director effective July 14, 2020. Neither Mr. Sarandos nor Mr. Peters received an increase in compensation in connection with these appointments.

42

stock options. We believe that providing choice and flexibility helps us better compete for talent as the individual employee can customize their compensation to fit varying lifestyle needs.

•

Monthly Grants. We grant stock options on the first trading day of each month with the number of options granted based on the closing stock price on that trading day (see formula below). We believe granting options monthly produces a dollar cost averaging effect—unlike annual grants which are more subject to the vagaries of the market—which helps reduce the potential negative impacts with employee distraction and morale.

•

Minimum stock option grants. Through 2020, in addition to the choice described above, each eligible employee, including executive officers, was awarded a minimum annual stock option allowance (generally based upon 5% of their total allocatable compensation). Beginning in 2021, in an effort to maximize flexibility and personal choice for our employees, the minimum option grants have been eliminated for most employees and the value has been added to the employee’s total allocatable compensation.

•	Objective and Transparent Stock Option Grant Formula. The number of monthly stock options granted is determined by the following formula:

(the amount of an employee’s total annual stock option allocation/12)
(the closing trading price of a share of our stock on the grant date x 0.40)

For example:

If our stock price is $500 on the date of grant and the recipient allocated $2,000 per month of their allocatable compensation to stock options, the recipient would receive 10 stock options with an exercise price of $500.

$2000	=	2000	=	10 options with an exercise price of $500.
$500*0.40		200

The stock price would need to rise to $700 (40% appreciation from $500) for the recipient to earn back the $2,000 of cash they traded for the options:

$700 - $500 = $200 x 10 shares = $2,000

Anything below a 40% appreciation in the stock means that the employee would have been better off electing cash. We believe that this structure and the corresponding trade-off of current cash compensation for longer-term appreciation potential significantly aligns our employee interest with that of our stockholders.

In 2020, each Named Executive Officer elected to allocate a portion of their cash compensation to our stock option program. Reed Hastings, our Co-Chief Executive Officer allocated 98% of his cash compensation toward our stock option program, Ted Sarandos, our Co-Chief Executive Officer allocated 39% of his cash compensation toward our stock option program, and the average election across our Named Executive Officers was 43%.

•

Vested 10-year Stock Options. We grant fully vested 10-year stock options, which means that employees have 10 years from the date of grant to exercise their options. We believe a 10-year option life is important to encourage participation in the equity portion of our compensation program and reinforce a long-term focus. As the options must increase by 40% from the date of grant before they break even with the traded cash, as a practical matter, it takes time before it is worthwhile for an employee to exercise their vested options. We do not believe that vesting over a certain period of time and forced exercise upon termination creates a healthy environment or secures a high-performing workforce. We want our employees to stay at Netflix because they are

2021 PROXY STATEMENT	43

passionate about their roles and want to help Netflix be successful in the long run, rather than merely waiting for their options to vest.

DETERMINING EXECUTIVE COMPENSATION MAGNITUDE

We aim to pay all employees at the top of their personal market. We believe this helps us attract and retain the most talented employees from around the globe. To establish the top of personal market for each of our Named Executive Officers, the Compensation Committee (A) reviews and considers the performance of each Named Executive Officer and (B) considers, for each Named Executive Officer, the estimated amount of compensation:

i.	we would be willing to pay to retain that person;

ii.	we would have to pay to replace the person; and

iii.	the individual could otherwise command in the employment marketplace.

Role of executive officers

Each of our Co-Chief Executive Officers, in consultation with our Chief Talent Officer, reviews comparative data derived from publicly available market compensation information for each of the other Named Executive Officers. The Co-Chief Executive Officers then make a recommendation to the Compensation Committee regarding compensation for each other Named Executive Officer. The Compensation Committee reviews and discusses this information and the recommendation by the Co-Chief Executive Officers, and then determines a dollar-denominated amount available for allocation to salary and stock options for each such Named Executive Officer, as it deems appropriate. The Compensation Committee also approves the stock option allocation amount for each Named Executive Officer.

Our Co-Chief Executive Officers’ compensation is determined by the Compensation Committee outside the presence of the Co-Chief Executive Officers. The Compensation Committee’s decision regarding compensation for the Co-Chief Executive Officers is based on the philosophy described above. It includes a review of comparative data, including the compensation paid by the companies in our compensation peer group to their chief executive officers and consideration of the accomplishments of the Co-Chief Executive Officers in developing the business strategy for the Company, the Company’s performance against this strategy, and the Co-Chief Executive Officers’ ability to attract and retain senior management. In establishing each Co-Chief Executive Officer’s compensation, the Compensation Committee is also mindful of the results of the Say-on-Pay vote for the prior year.

Compensation for any given year is generally established at the end of the prior year. The 2020 compensation for our Named Executive Officers was determined at the end of 2019, and therefore, only Mr. Hastings, the sole Chief Executive Officer at the time, participated in the 2020 compensation determinations of the other Named Executive Officers as described above.

Role of the compensation consultant

In determining compensation for 2020, the Compensation Committee retained Compensia, Inc. (“Compensia”) a national compensation consulting firm to advise on executive and director compensation matters. Compensia provided various services to the Compensation Committee, including the review, analysis and update of our compensation peer group; the review and analysis of our Named Executive Officer compensation against competitive market data based on the companies in our compensation peer group; the review and analysis of our non-employee director compensation; advice on our equity plans and support on other ad hoc matters.

44

Peer group and benchmarking

The Compensation Committee works with Compensia in determining an appropriate peer group of companies each year. In changes from 2019, Microsoft and Lions Gate Entertainment were removed for size (too large and too small, respectively) and Facebook was added consistent with Netflix’s continued growth, to better align Netflix with the median revenue and market capitalization of the peer group, and to continue to prioritize media and consumer-facing companies. Twenty-first Century Fox was removed due to its acquisition by Walt Disney. The compensation peer group for 2020 was composed of the following companies:

2020 Netflix Peer Group

Activision Blizzard	Facebook

Adobe Systems	Intuit

Booking Holdings	Oracle

CBS	PayPal Holdings

Charter Communications	salesforce.com

Comcast	Sirius XM Holdings

Discovery Communications	Viacom

DISH Network	VMWare

eBay	Walt Disney

Electronic Arts

With respect to each of our Named Executive Officers, in determining compensation, the Compensation Committee considered our compensation philosophy as described above, comparative market data and specific factors relative to each Named Executive Officer’s responsibilities and performance. We do not specifically benchmark compensation for our Named Executive Officers in terms of picking a particular percentile relative to other individuals with similar titles at peer group companies. The Compensation Committee believes that many subjective factors unique to each Named Executive Officer’s responsibilities and performance are not adequately reflected or otherwise accounted for in a percentile-based compensation determination.

ELEMENTS OF EXECUTIVE COMPENSATION

We use only salary and stock options, augmented by very limited perquisites, to compensate our Named Executive Officers. Across the broader employee base, we also use salary and stock options as our key compensation components to remain competitive within the marketplace. Similarly situated companies typically offer employees an equity component as part of their overall compensation package and as such, we believe it is important to provide this opportunity to our employees, including our Named Executive Officers. By permitting employees to request a customized combination of salary and stock options, we endeavor to tailor individuals’ compensation to their personal compensation preferences and thereby offer a more compelling compensation package.

Cash Compensation

As described above, our compensation program offers our Named Executive Officers the opportunity to select the proportion of cash and equity compensation they receive each year. While our Named Executive Officers generally have elected to receive a significant portion of their compensation in equity, the remaining compensation is paid in cash in the form of salary.

2021 PROXY STATEMENT	45

Stock Options

We believe that equity ownership, including stock and stock options, helps align the interest of our Named Executive Officers with those of our stockholders and links executive compensation to long-term company performance.

Furthermore, because the stock options are granted at the fair market value of our common stock on the date of the option grant and are not generally transferable, they are only of value to the recipient if the market value of our common stock increases after the date of grant, thereby directly linking compensation in the form of stock options to Company performance.

Making option grants on a monthly basis provides employees with a “dollar-cost averaging” approach to the price of their option grants. By granting options each month rather than on a less frequent basis, we believe it alleviates to a great extent the arbitrariness of option grant timing and the potential negative employee issues associated with “underwater” options.

Stock options are vested upon grant and can be exercised for up to ten years following grant regardless of employment status. We believe that the ten-year life of the options enhances their value for each employee and thereby encourages equity ownership in the Company, which is helpful in aligning employee and stockholder interests. We do not believe that staggered vesting of stock options or expiration of options closely following employment termination has a desirable impact on employee retention. Rather, we believe that creating and maintaining a high-performance culture and providing highly competitive compensation packages are the critical components for retaining employees, including our Named Executive Officers.

Empirically, stock options have proven to be an effective way of creating long-term alignment between executives and stockholders. Even though the options are vested upon grant, our Named Executive Officers often do not exercise their options for an extended period of time.

Other Components of Compensation

In 2020, each Named Executive Officer, like all our full-time employees, was eligible to receive an additional $15,000 in annual compensation that may be used to defray the cost of health care benefits previously paid by us. This amount was increased to $16,000 for 2021. Any portion of this allowance not utilized toward the cost of health care benefits will be paid as salary, up to a maximum of $5,000.

In addition to base salary and stock options, certain eligible U.S. employees, including our Named Executive Officers, have the opportunity to participate in our 401(k) matching program which enables them to receive a dollar-for-dollar Company match of up to 4% of his or her compensation to the 401(k) fund, subject to limitations under applicable law. Messrs. Neumann, Sarandos, and Hyman all participated in this program in 2020 and therefore we matched their 401(k) contributions as shown in the compensation tables of this Proxy Statement.

We also maintain a group term life insurance policy for all full-time employees, including our Named Executive Officers. We permit our Named Executive Officers and their family members and guests to use our corporate aircraft for personal use and consider amounts related to such travel to be a perquisite. Additionally, our Named Executive Officers are permitted to use a company-provided car service under certain circumstances. We also pay for residential security measures and services for certain Named Executive Officers when deemed necessary. All of these perquisites are reflected in the “All Other Compensation” column of the Summary Compensation Table.

46

EXECUTIVE COMPENSATION IN 2020

Each year, we allow our Named Executive Officers to allocate their compensation between cash and stock options. Our Named Executive Officers continue to express their confidence in the Company and our growth strategy by electing to receive a substantial percentage of their compensation through at-risk stock option awards. These elections are made prior to the compensation year and are irrevocable. For 2020, the following elections were made by our Named Executive Officers:

Named Executive Officer	Allocatable Compensation ($)(1)	Amount of Allocatable Compensation Elected to be received as Stock Options (%)(1)	Amount of Allocatable Compensation Elected to be received as Cash Salary (%)

Reed Hastings, Co-Chief Executive Officer, President, Chairman of the Board	33,000,000	98.0	2.0

Ted Sarandos, Co-Chief Executive Officer and Chief Content Officer	33,000,000	39.4	60.6

Spencer Neumann, Chief Financial Officer	11,000,000	45.0	55.0

Greg Peters, Chief Operating Officer and Chief Product Officer	18,000,000	33.3	66.7

David Hyman, Chief Legal Officer	9,000,000	38.9	61.1

Rachel Whetstone, Chief Communications Officer	5,000,000	4.0	96.0

(1)	Excludes the minimum annual stock option allowance.

We also provided a minimum annual stock option allowance (generally equal to 5% of the Named Executive Officer’s allocatable compensation) in 2020, which is added to the amount allocated to stock options by the Named Executive Officer to arrive at the total annual stock option allocation. While the total annual stock option allocation is expressed in a dollar denomination, we use the total annual stock option allocation only to calculate the number of stock options to be granted. The total annual stock option allocation is not available to the employees as cash compensation, except where an employee who has allocated a portion of their compensation toward stock options receives severance payments and as otherwise set forth in our Amended and Restated Executive Severance and Retention Incentive Plan (the “Severance Plan”).

The compensation of our Named Executive Officers for 2020 was determined in 2019, prior to the global onset of the COVID-19 pandemic. In determining compensation for our Named Executive Officers for 2020, in consultation with Compensia, the Compensation Committee considered the philosophy described above, including comparative market data. In addition, the following factors were considered for each Named Executive Officer:

•

for Mr. Hastings, the Compensation Committee considered his accomplishments in continuing to develop and evolve the business strategy for the Company, the performance of the Company relative to this strategy and his ability to attract and retain senior management, and increased his allocatable compensation from $30,000,000 to $33,000,000 for 2020.

•

for Mr. Sarandos, consideration was given to his global stature as a leading media executive and his role in obtaining globally relevant content for the Company’s international expansion, his significant contributions to the Company’s original content strategy, the buildout of the infrastructure to support that strategy, and the market demand for high-level content programming talent. Mr. Sarandos’ allocatable compensation was increased from $30,000,000 to $33,000,000 for 2020. Mr. Sarandos’s allocatable compensation was not increased when he was promoted to Co-Chief Executive Officer in July 2020 and he also continues to retain his role as Chief Content Officer.

•

for Mr. Neumann, consideration was given to his experience in leading a financial organization in the media industry, as well as the increasing complexity of our financial reporting as we engage in original productions around the globe. Mr. Neumann’s allocatable compensation was increased from $9,524,000 to $11,000,000 for 2020.

2021 PROXY STATEMENT	47

•

for Mr. Peters, consideration was given to his performance in developing and deploying our increasingly complex engineering systems to support our continued expansion into new jurisdictions and languages and new product offerings to enhance user experience, as well as the continued market demand for engineering talent. His allocatable compensation was increased from $16,000,000 to $18,000,000 for 2020. Mr. Peters’ allocatable compensation was not increased when he was promoted to Chief Operating Officer in July 2020 and he also continues to retain his role as Chief Product Officer.

•

for Mr. Hyman, consideration was given to his performance in managing and developing a global legal and public policy function, and his allocatable compensation was increased from $7,000,000 to $9,000,000 for 2020.

•

for Ms. Whetstone, consideration was given to her deep knowledge and international experience in leading global communications, as we expand our original content around the globe. Her allocatable compensation was increased from $3,500,000 to $5,000,000 for 2020.

Individual employee performance, including that of our Named Executive Officers, is evaluated on an ongoing basis. To the extent such performance exceeds or falls short of our performance values, we may take action that includes, in the case of star performers, promotions or increases in compensation or, in the case of under performers, demotion, a reduction in compensation or termination.

After considering the above, in 2020, the compensation components for our Named Executive Officers were as follows. Please see the Summary Compensation Table provided in this Proxy Statement for a complete description of the compensation of our Named Executive Officers:

Name and Position	2020 Total Annual Stock Option Allocation, with 1/12 granted monthly ($)(1)	2020 Annual Cash Salary ($)

Reed Hastings, Co-Chief Executive Officer, President, and Chairman of the Board	34,000,000	650,000

Ted Sarandos, Co-Chief Executive Officer and Chief Content Officer	14,650,000	20,000,000

Spencer Neumann, Chief Financial Officer	5,500,000	6,050,000

Greg Peters, Chief Operating Officer and Chief Product Officer	6,900,000	12,000,000

David Hyman, Chief Legal Officer	3,950,000	5,500,000

Rachel Whetstone, Chief Communications Officer	450,000	4,800,000

(1)

The dollar amounts set forth in this column are different than the amounts in the “Option Awards” column of the Summary Compensation Table because the amounts in this column are reflective of the total compensation amount attributable to stock option grants, rather than the accounting valuation which is reflected in the Summary Compensation Table. Includes the annual stock option allowance of 5% of allocatable compensation.

Method for determining monthly stock option grants

After the total annual stock option allocation is established, our Named Executive Officers receive monthly option grants pursuant to our monthly stock option program, which is applicable to the majority of our employees. Under this program, eligible employees, including our Named Executive Officers, receive on the first trading day of the month fully vested options granted at fair market value as reflected by the closing price of our stock on the date of the option grant. The number of stock options granted monthly fluctuates based on the closing price of our stock on the date of the option grant.

In 2020, the actual number of options granted to our Named Executive Officers each month was determined by the following formula: (The amount of an employee’s total annual stock option allocation/12) / ([the closing price of our stock on the date of option grant] x 0.40).

48

For stock option accounting purposes, the dollar values of stock options granted by the Company, as reflected in the Summary Compensation Table, below, are different than the dollar values of the total annual stock option allocation in the table above. The difference arises as the stock option allocation in the table above is the amount used to determine the number of options granted, whereas the dollar values of stock option grants in the Summary Compensation Table reflects their grant date fair value under the accounting rules.

Named Executive Officer Compensation for 2021

Compensation for our Named Executive Officers for 2021 remained flat as compared to 2020. Our Named Executive Officers continued to execute our strategies and deliver strong performance throughout 2020 amidst the continuously evolving and challenging environment. Nonetheless, given the COVID-19 pandemic and related economic challenges, the Compensation Committee determined not to make any changes to executive compensation for 2021. Allocatable compensation for our Named Executive Officers in 2021 was determined in consultation with Compensia. For the fiscal year ending December 31, 2021, the compensation components for our Named Executive Officers serving in 2021 are being allocated as follows, based on the methods described above. Beginning in 2021, in an effort to maximize flexibility and personal choice for our employees, the minimum annual stock option allowance (generally based upon 5% of total allocatable compensation) has been eliminated for most employees and the value has been added to the employees’ total allocatable compensation.

Name and Position	2021 Annual Stock Option Allocation ($)	2021 Annual Stock Option Allocation as percentage of Allocatable Compensation (%)	2021 Annual Salary ($)	2021 Annual Salary as Percentage of Allocatable Compensation (%)

Reed Hastings, Co-Chief Executive Officer, President, and Chairman of the Board	34,000,000	98.1	650,000	1.9

Ted Sarandos, Co-Chief Executive Officer and Chief Content Officer	14,650,000	42.3	20,000,000	57.7

Spencer Neumann, Chief Financial Officer	5,550,000	48.1	6,000,000	51.9

Greg Peters, Chief Operating Officer and Chief Product Officer	6,900,000	36.5	12,000,000	63.5

David Hyman, Chief Legal Officer	4,725,000	50.0	4,725,000	50.0

Rachel Whetstone, Chief Communications Officer	500,000	9.5	4,750,000	90.5

TERMINATION-BASED COMPENSATION AND CHANGE IN CONTROL RETENTION INCENTIVES

Our Named Executive Officers are beneficiaries of our Severance Plan. Under this Severance Plan, each employee of the Company at the level of Vice President or higher (“Covered Executive”) is entitled to a severance benefit upon termination of employment (other than for cause, death or permanent disability) so long as he or she signs a waiver and release of claims and an agreement not to disparage the Company, its directors or its officers in a form reasonably satisfactory to the Company.

During 2020, the severance benefit consisted of a lump sum cash payment equal to nine months of allocatable compensation, or, for newly hired Covered Executives only, a cash payment equal to 24 months of allocatable compensation, which is reduced by an amount equal to one month of allocatable compensation for each month of tenure at the Company for the first 15 months of continuous employment following hire by the Company, such that the minimum benefit for such newly hired Covered Executives is the cash equivalent of nine months of allocatable compensation. In order to remain competitive in attracting top talent, the severance benefit was increased in April 2021 such that newly hired Covered Executives are eligible to receive a severance benefit of up to 36 months of allocatable compensation, which is reduced by an amount equal to one month of allocatable compensation for each

2021 PROXY STATEMENT	49

month of tenure at the Company for the first 27 months of continuous employment following hire by the Company, such that the minimum benefit for such newly hired Covered Executives is the cash equivalent of nine months of allocatable compensation. The right to receive a severance benefit terminates upon a change in control transaction, so that the Covered Executives under the Severance Plan are not entitled to both a change in control benefit as well as a severance benefit.

In lieu of the severance benefit described above, the Severance Plan provides that employees covered by the Severance Plan who are employed by the Company on the date of a change in control transaction are entitled to receive a lump sum cash payment equal to 12 months of allocatable compensation regardless of whether their employment terminates.

We also maintain a plan for our director level employees (the “Director Plan”) that provides those employees who are employed by the Company on the date of a change in control transaction with a lump sum cash payment equal to six months of allocatable compensation, regardless of whether their employment terminates. While director level employees are not guaranteed any severance upon termination of employment, to the extent any severance is provided to a director level employee, payment associated with the change in control will be in lieu of or otherwise offset against any such severance payment.

We have a “single trigger” change in control plan for our executive officers. Given our monthly grants of fully vested options, a change in control does not trigger acceleration of unvested shares, which is a typical concern about single triggers. We use a single trigger change in control plan because we believe that double trigger plans, which require the occurrence of both a change in control and the executive’s termination of service from the Company for an executive to receive severance, create a misaligned incentive for executives to attempt to be terminated from the Company in the event of a change in control. We would rather encourage our executives to continue to focus on the long-term success of the Company instead of their individual severance opportunities.

The benefits owing under the Severance Plan or Director Plan are to be paid to an individual covered under the applicable plan by the Company as soon as administratively practicable following the completion of all conditions to the payment, but in no event more than two and one half months following the date of the triggering event. We believe that benefits under the Severance Plan are consistent with similar benefits offered to executive officers of similarly situated companies and moreover, the Severance Plan is an important mechanism for attracting and retaining outstanding performers. Each of the terms “allocatable compensation,” “cause” and “change in control” are defined in the Severance Plan, a copy of which is attached as Exhibit 10.1 to the Company’s Form 10-Q filed on April 22, 2021.

TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) was among the provisions that were amended pursuant to The Tax Cuts and Jobs Act (the “Tax Act”), which was signed into law on December 22, 2017. The prior version of Section 162(m) generally disallowed a tax deduction for compensation that we paid to our Chief Executive Officer or any of the next three most highly compensated executive officers (excluding the Chief Financial Officer) to the extent that the compensation for any such individual exceeded $1 million in any taxable year. However, this deduction limitation did not apply to compensation that was “performance-based” under Section 162(m). The Tax Act amended Section 162(m) to eliminate the exception for performance-based compensation. As a result, effective for our 2018 fiscal year and thereafter, the maximum U.S. federal income tax deduction that we may receive for annual compensation paid to any officer covered by Section 162(m) is $1 million per officer, subject to a transition rule that is described below.

50

The Tax Act also expanded the individuals covered by Section 162(m) to include our Chief Financial Officer and certain of our former officers. Separately, the Tax Act included a transition rule with respect to compensation that is provided pursuant to a written binding contract in effect on November 2, 2017 and not materially modified after that date. We continued to grant stock options in 2020, although the compensation income recognized upon exercise of such grants by individuals covered by Section 162(m) will not be deductible by us to the extent the total compensation for each such individual exceeds $1 million in the year in which the stock options are exercised. On December 30, 2020, the Internal Revenue Service published final Section 162(m) regulations that generally implement amendments made to Section 162(m) by the Tax Act.

The Compensation Committee considers the tax impact of the Company’s compensation program, and will generally seek to preserve the deductibility of any performance-based compensation that is subject to the transition rule of the Tax Act, to the extent practicable and in the best interests of the Company and its stockholders. However, the Compensation Committee reserves the right to pay compensation that is not tax deductible.

PROHIBITION ON HEDGING

Our Insider Trading Policy, which was updated in March 2020, prohibits our section 16 officers and directors from engaging in any transactions involving any hedging or derivatives of Company equity securities, including trading in futures and derivative securities and engaging in hedging activities relating to our securities (including forward sales contracts, equity swaps, collars, puts, calls, exchange traded options and exchange funds), or otherwise engaging in transactions that are designed to hedge or offset decreases in the market value of our equity securities, provided that it does not limit director and officer participation in our stock option program. This prohibition applies only to transactions initiated on or after March 4, 2020 and applies to Company equity securities that are (i) granted to the section 16 officer or director by the Company as part of their compensation or (ii) held, directly or indirectly, by the section 16 officer or the director.

CLAWBACK OF PERFORMANCE-BASED AWARDS

While we do not currently use performance-based awards, the Netflix, Inc. 2020 Stock Plan allows us to recover certain performance-based equity awards or amounts paid in respect of such awards in the event of certain acts of misconduct by award recipients. Such misconduct generally relates to contributing to or failing to take reasonable steps to prevent an accounting restatement due to material noncompliance with financial reporting requirements.

COMPENSATION RISK

Our compensation policies for non-executive salaried employees are the same as those outlined for our Named Executive Officers. Given the design of our compensation structure, as detailed in the foregoing Compensation Discussion and Analysis, we do not believe that our compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

CODE OF ETHICS

We have adopted a Code of Ethics for our directors, officers and other employees. A copy of the Code of Ethics is available on our Investor Relations website at https://ir.netflix.net/governance/governance-docs/default.aspx. Any waivers of the Code of Ethics will be posted at that website.

2021 PROXY STATEMENT	51

Compensation Committee

Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

Compensation Committee of the Board

Rodolphe Belmer

Mathias Döpfner

Timothy M. Haley

Anne Sweeney

52

COMPENSATION OF EXECUTIVE

OFFICERS AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

The following Summary Compensation Table sets forth information concerning the compensation paid to our Named Executive Officers in 2020, 2019 and 2018, other than Mr. Neumann who joined the Company in 2019 and Ms. Whetstone who was not a Named Executive Officer in 2018 or 2019. A description of the method for determining the amount of salary in proportion to total compensation is set forth above in “Compensation Discussion and Analysis.”

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards ($)(1)	All Other Compensation ($)(2)		Total ($)

Reed Hastings Co-Chief Executive Officer, President, and Chairman of the Board	2020	650,000				42,428,878	147,146	(3)	43,226,024
	2019	700,000				37,411,492	465,637	(3)	38,577,129
	2018	700,000				35,380,417	—		36,080,417

Ted Sarandos Co-Chief Executive Officer and Chief Content Officer	2020	20,000,000				18,304,124	1,014,127	(4)	39,318,251
	2019	18,000,000				16,575,902	98,497	(5)	34,674,399
	2018	12,000,000				17,615,220	32,251	(6)	29,647,471

Spencer Neumann Chief Financial Officer	2020	6,050,000				6,865,017	24,134	(7)	12,939,151
	2019	4,981,693	(8)	1,700,000	(9)	5,272,020	29,008	(10)	11,982,721

Greg Peters Chief Operating Officer and Chief Product Officer	2020	12,000,000				8,664,337	141,658	(11)	20,805,995
	2019	10,000,000				8,287,734	340,976	(12)	18,628,710
	2018	6,000,000				7,985,902	832,687	(13)	14,818,589

David Hyman Chief Legal Officer	2020	5,500,000				4,956,023	13,324	(14)	10,469,347
	2019	3,500,000				4,643,129	15,550	(15)	8,158,679
	2018	2,500,000				3,914,510	11,890	(16)	6,426,400

Rachel Whetstone Chief Communications Officer	2020	4,800,000				555,929	170	(17)	5,356,099

(1)

Dollar amounts in the Option Awards column reflect the grant date fair value with respect to stock options during the respective fiscal year, computed in accordance with FASB ASC Topic 718. The dollar amounts set forth in the Option Awards column are different than the stock option allocation amounts described in the section above entitled “Compensation Discussion and Analysis” because the stock option allocation amounts in such section are reflective of the total compensation amount attributable to stock option grants, rather than the accounting valuation. For a discussion of the assumptions made in the valuation reflected in the Option Awards column, refer to Note 9 to the Company’s consolidated financial statements for the fiscal year ended December 31, 2020 in our Form 10-K filed with the SEC on January 28, 2021.

(2)

We permit our Named Executive Officers and their family members and guests to use our corporate aircraft for personal use. Personal use of company aircraft is calculated based upon our actual aggregate incremental cost to operate the aircraft, including fuel, crew, and catering costs, as well as other variable costs. Fixed costs, which do not change based on usage, are excluded.

(3)	Includes $147,146 and $465,637 for personal use of company aircraft in 2020 and 2019, respectively.
(4)

Includes $11,400 representing our matching contribution made under our 401(k) plan, $7,639 for car services, and $995,088 in residential security costs paid to a third-party provider by the Company valued on the basis of aggregate incremental cost to the Company. The Compensation Committee approved the residential security costs after considering the potential security concerns related to Mr. Sarandos’s service as an executive officer and believes the security costs are a necessary and appropriate business expense.

(5)	Includes $9,800 representing our matching contribution made under our 401(k) plan, $74,282 for personal use of company aircraft and $14,415 for car services.
(6)	Includes $8,250 representing our matching contribution made under our 401(k) plan, $19,599 for personal use of company aircraft, and $4,402 for commuting expenses.
(7)	Includes $14,581 representing our matching contribution made under our 401(k) plan, $2,174 for personal use of company aircraft, and $7,379 for car services.
(8)	Amount reflects the prorated payment of Mr. Neumann’s salary based on his employment start date of January 7, 2019.
(9)	Amount represents a one-time cash payment Mr. Neumann received upon joining the Company, which served as an inducement for him to join the Company.
(10)	Includes $6,731 representing our matching contribution made under our 401(k) plan and $22,277 for car services.
(11)	Includes $140,394 for personal use of company aircraft and $1,264 for commuting expenses.
(12)	Includes $340,471 for personal use of company aircraft and $505 for commuting expenses.
(13)	Includes $829,025 for living allowances and taxes paid by the Company to tax equalize the employee for an expatriate assignment and $3,662 for commuting expenses.
(14)	Includes $11,400 representing our matching contribution made under our 401(k) plan, $1,664 for commuting expenses and $260 for car services.
(15)	Includes $9,800 representing our matching contribution made under our 401(k) plan, $1,481 reimbursed by the Company for tax preparation, $4,118 for commuting expenses, and $151 for car services.
(16)	Includes $8,250 representing our matching contribution made under our 401(k) plan and $3,640 for commuting expenses.
(17)	Includes $170 for car services.

54

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning grants of awards made to the Named Executive Officers during 2020. As described above in “Compensation Discussion and Analysis,” we grant eligible employees, including the Named Executive Officers, fully vested stock options on a monthly basis. These stock options can generally be exercised up to 10 years following the date of grant, regardless of employment status. These are the only equity awards made to the Named Executive Officers. The material terms of these stock option grants, including the formula for determining the number of stock options to be granted, are set forth above in “Compensation Discussion and Analysis.”

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Reed Hastings	1/2/2020	19,456	329.81	3,019,914

	2/3/2020	19,786	358.00	3,333,636

	3/2/2020	18,589	381.05	3,333,192

	4/1/2020	19,455	364.08	3,592,105

	5/1/2020	17,057	415.27	3,592,148

	6/1/2020	16,631	425.92	3,592,258

	7/1/2020	14,585	485.64	3,650,607

	8/3/2020	14,206	498.62	3,650,780

	9/1/2020	12,727	556.55	3,650,685

	10/1/2020	13,428	527.51	3,671,163

	11/2/2020	14,632	484.12	3,671,286

	12/1/2020	14,038	504.58	3,671,105

Ted Sarandos	1/2/2020	8,527	329.81	1,323,540

	2/3/2020	8,525	358.00	1,436,331

	3/2/2020	8,010	381.05	1,436,272

	4/1/2020	8,383	364.08	1,547,809

	5/1/2020	7,350	415.27	1,547,886

	6/1/2020	7,166	425.92	1,547,840

	7/1/2020	6,284	485.64	1,572,877

	8/3/2020	6,121	498.62	1,573,027

	9/1/2020	5,484	556.55	1,573,062

	10/1/2020	5,786	527.51	1,581,870

	11/2/2020	6,304	484.12	1,581,724

	12/1/2020	6,049	504.58	1,581,886

Spencer Neumann	1/2/2020	3,158	329.81	490,177

	2/3/2020	3,201	358.00	539,319

	3/2/2020	3,007	381.05	539,185

	4/1/2020	3,147	364.08	581,051

	5/1/2020	2,759	415.27	581,036

	6/1/2020	2,690	425.92	581,034

	7/1/2020	2,360	485.64	590,705

	8/3/2020	2,298	498.62	590,560

	9/1/2020	2,058	556.55	590,328

	10/1/2020	2,173	527.51	594,090

	11/2/2020	2,367	484.12	593,899

	12/1/2020	2,270	504.58	593,632

2021 PROXY STATEMENT	55

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)

Greg Peters	1/2/2020	4,296	329.81	666,815

	2/3/2020	4,015	358.00	676,466

	3/2/2020	3,772	381.05	676,357

	4/1/2020	3,949	364.08	729,130

	5/1/2020	3,461	415.27	728,875

	6/1/2020	3,375	425.92	728,992

	7/1/2020	2,960	485.64	740,884

	8/3/2020	2,883	498.62	740,898

	9/1/2020	2,583	556.55	740,922

	10/1/2020	2,725	527.51	745,004

	11/2/2020	2,969	484.12	744,946

	12/1/2020	2,849	504.58	745,048

David Hyman	1/2/2020	2,432	329.81	377,489

	2/3/2020	2,299	358.00	387,346

	3/2/2020	2,160	381.05	387,309

	4/1/2020	2,260	364.08	417,279

	5/1/2020	1,981	415.27	417,192

	6/1/2020	1,932	425.92	417,308

	7/1/2020	1,695	485.64	424,256

	8/3/2020	1,650	498.62	424,031

	9/1/2020	1,479	556.55	424,245

	10/1/2020	1,560	527.51	426,498

	11/2/2020	1,700	484.12	426,544

	12/1/2020	1,631	504.58	426,526

Rachel Whetstone	1/2/2020	221	329.81	34,303

	2/3/2020	262	358.00	44,143

	3/2/2020	246	381.05	44,110

	4/1/2020	257	364.08	47,452

	5/1/2020	226	415.27	47,595

	6/1/2020	220	425.92	47,519

	7/1/2020	193	485.64	48,308

	8/3/2020	188	498.62	48,314

	9/1/2020	169	556.55	48,477

	10/1/2020	177	527.51	48,391

	11/2/2020	194	484.12	48,676

	12/1/2020	186	504.58	48,641

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OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of December 31, 2020. All stock options are fully vested and can generally be exercised up to 10 years following the date of grant.

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date

Reed Hastings	38,801	16.11	3/1/2022

	38,388	16.28	4/2/2022

	53,774	11.62	5/1/2022

	69,503	8.99	6/1/2022

	64,477	9.69	7/2/2022

	80,276	7.79	8/1/2022

	78,225	7.99	9/4/2022

	78,057	8.01	10/1/2022

	56,315	11.10	11/1/2022

	57,561	10.86	12/3/2022

	47,551	13.14	1/2/2023

	35,399	23.54	2/1/2023

	30,807	27.05	3/1/2023

	31,976	26.06	4/1/2023

	27,398	30.42	5/1/2023

	26,278	31.71	6/3/2023

	26,012	32.04	7/1/2023

	23,415	35.59	8/1/2023

	20,188	41.29	9/3/2023

	17,969	46.37	10/1/2023

	17,717	47.04	11/1/2023

	16,030	51.99	12/2/2023

	16,079	51.83	1/2/2024

	21,637	57.77	2/3/2024

	19,635	63.66	3/3/2024

	23,996	52.10	4/1/2024

	25,998	48.07	5/1/2024

	20,734	60.29	6/2/2024

	18,494	67.59	7/1/2024

	20,566	60.77	8/1/2024

	18,361	68.09	9/2/2024

	19,943	62.69	10/1/2024

	22,526	55.49	11/3/2024

	25,599	48.83	12/1/2024

	25,074	49.85	1/2/2025

	45,290	63.01	2/2/2025

	41,601	68.61	3/2/2025

	48,363	59.02	4/1/2025

	35,868	79.58	5/1/2025

	32,067	89.00	6/1/2025

	30,485	93.64	7/1/2025

	25,360	112.56	8/3/2025

2021 PROXY STATEMENT	57

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date

Reed Hastings	26,977	105.79	9/1/2025

	26,933	105.98	10/1/2025

	26,513	107.64	11/2/2025

	22,765	125.37	12/1/2025

	25,959	109.96	1/4/2026

	42,176	94.09	2/1/2026

	40,374	98.30	3/1/2026

	37,547	105.70	4/1/2026

	42,629	93.11	5/2/2026

	39,097	101.51	6/1/2026

	41,055	96.67	7/1/2026

	42,055	94.37	8/1/2026

	40,755	97.38	9/1/2026

	38,670	102.63	10/3/2026

	32,188	123.30	11/1/2026

	33,857	117.22	12/1/2026

	31,130	127.49	1/3/2027

	31,373	140.78	2/1/2027

	30,961	142.65	3/1/2027

	30,062	146.92	4/3/2027

	28,431	155.35	5/1/2027

	27,097	162.99	6/1/2027

	30,216	146.17	7/3/2027

	24,264	182.03	8/1/2027

	25,275	174.74	9/1/2027

	24,952	177.01	10/2/2027

	22,306	198.00	11/1/2027

	23,641	186.82	12/1/2027

	21,966	201.07	1/2/2028

	22,557	265.07	2/1/2028

	20,590	290.39	3/1/2028

	21,332	280.29	4/2/2028

	19,085	313.30	5/1/2028

	16,612	359.93	6/1/2028

	15,016	398.18	7/2/2028

	17,670	338.38	8/1/2028

	16,444	363.60	9/4/2028

	15,676	381.43	10/1/2028

	18,839	317.38	11/1/2028

	20,597	290.30	12/3/2028

	22,338	267.66	1/2/2029

	18,881	339.85	2/1/2029

	17,958	357.32	3/1/2029

	17,486	366.96	4/1/2029

	16,939	378.81	5/1/2029

	19,061	336.63	6/3/2029

58

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date

Reed Hastings	17,130	374.60	7/1/2029

	20,083	319.50	8/1/2029

	22,181	289.29	9/3/2029

	23,802	269.58	10/1/2029

	22,373	286.81	11/1/2029

	20,699	309.99	12/2/2029

	19,456	329.81	1/2/2030

	19,786	358.00	2/3/2030

	18,589	381.05	3/2/2030

	19,455	364.08	4/1/2030

	17,057	415.27	5/1/2030

	16,631	425.92	6/1/2030

	14,585	485.64	7/1/2030

	14,206	498.62	8/3/2030

	12,727	556.55	9/1/2030

	13,428	527.51	10/1/2030

	14,632	484.12	11/2/2030

	14,038	504.58	12/1/2030

Ted Sarandos	25,130	79.58	5/1/2025

	22,470	89.00	6/1/2025

	21,357	93.64	7/1/2025

	15,952	125.37	12/1/2025

	26,125	94.09	2/1/2026

	25,008	98.30	3/1/2026

	26,405	93.11	5/2/2026

	25,430	96.67	7/1/2026

	26,050	94.37	8/1/2026

	25,245	97.38	9/1/2026

	19,282	127.49	1/3/2027

	16,279	140.78	2/1/2027

	15,679	146.17	7/3/2027

	8,248	359.93	6/1/2028

	7,456	398.18	7/2/2028

	8,773	338.38	8/1/2028

	8,165	363.60	9/4/2028

	7,783	381.43	10/1/2028

	9,354	317.38	11/1/2028

	10,227	290.30	12/3/2028

	11,091	267.66	1/2/2029

	8,276	339.85	2/1/2029

	7,871	357.32	3/1/2029

	7,664	366.96	4/1/2029

	7,425	378.81	5/1/2029

	8,355	336.63	6/3/2029

	7,508	374.60	7/1/2029

	8,802	319.50	8/1/2029

2021 PROXY STATEMENT	59

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date

Ted Sarandos	9,723	289.29	9/3/2029

	10,433	269.58	10/1/2029

	9,806	286.81	11/1/2029

	9,073	309.99	12/2/2029

	8,527	329.81	1/2/2030

	8,525	358.00	2/3/2030

	8,010	381.05	3/2/2030

	8,383	364.08	4/1/2030

	7,350	415.27	5/1/2030

	7,166	425.92	6/1/2030

	6,284	485.64	7/1/2030

	6,121	498.62	8/3/2030

	5,484	556.55	9/1/2030

	5,786	527.51	10/1/2030

	6,304	484.12	11/2/2030

	6,049	504.58	12/1/2030

Spencer Neumann	1,308	339.85	2/1/2029

	2,916	357.32	3/1/2029

	2,838	366.96	4/1/2029

	2,750	378.81	5/1/2029

	3,095	336.63	6/3/2029

	2,781	374.60	7/1/2029

	3,260	319.50	8/1/2029

	3,601	289.29	9/3/2029

	3,864	269.58	10/1/2029

	3,632	286.81	11/1/2029

	3,361	309.99	12/2/2029

	3,158	329.81	1/2/2030

	3,201	358.00	2/3/2030

	3,007	381.05	3/2/2030

	3,147	364.08	4/1/2030

	2,759	415.27	5/1/2030

	2,690	425.92	6/1/2030

	2,360	485.64	7/1/2030

	2,298	498.62	8/3/2030

	2,058	556.55	9/1/2030

	2,173	527.51	10/1/2030

	2,367	484.12	11/2/2030

	2,270	504.58	12/1/2030

Greg Peters	6,941	98.30	3/1/2026

	6,455	105.70	4/1/2026

	7,329	93.11	5/2/2026

	6,721	101.51	6/1/2026

	7,058	96.67	7/1/2026

	7,230	94.37	8/1/2026

	7,007	97.38	9/1/2026

60

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date

Greg Peters	6,648	102.63	10/3/2026

	5,533	123.30	11/1/2026

	5,821	117.22	12/1/2026

	5,352	127.49	1/3/2027

	4,846	140.78	2/1/2027

	4,783	142.65	3/1/2027

	4,644	146.92	4/3/2027

	4,392	155.35	5/1/2027

	4,186	162.99	6/1/2027

	4,668	146.17	7/3/2027

	3,891	182.03	8/1/2027

	4,054	174.74	9/1/2027

	4,001	177.01	10/2/2027

	3,578	198.00	11/1/2027

	3,791	186.82	12/1/2027

	3,523	201.07	1/2/2028

	5,187	265.07	2/1/2028

	4,735	290.39	3/1/2028

	4,906	280.29	4/2/2028

	4,389	313.30	5/1/2028

	3,820	359.93	6/1/2028

	3,453	398.18	7/2/2028

	4,063	338.38	8/1/2028

	3,782	363.60	9/4/2028

	3,605	381.43	10/1/2028

	4,332	317.38	11/1/2028

	4,737	290.30	12/3/2028

	5,137	267.66	1/2/2029

	4,168	339.85	2/1/2029

	3,965	357.32	3/1/2029

	3,861	366.96	4/1/2029

	3,739	378.81	5/1/2029

	4,209	336.63	6/3/2029

	3,782	374.60	7/1/2029

	4,434	319.50	8/1/2029

	4,897	289.29	9/3/2029

	5,255	269.58	10/1/2029

	4,939	286.81	11/1/2029

	4,570	309.99	12/2/2029

	4,296	329.81	1/2/2030

	4,015	358.00	2/3/2030

	3,772	381.05	3/2/2030

	3,949	364.08	4/1/2030

	3,461	415.27	5/1/2030

	3,375	425.92	6/1/2030

	2,960	485.64	7/1/2030

2021 PROXY STATEMENT	61

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date

Greg Peters	2,883	498.62	8/3/2030

	2,583	556.55	9/1/2030

	2,725	527.51	10/1/2030

	2,969	484.12	11/2/2030

	2,849	504.58	12/1/2030

David Hyman	6,272	49.85	1/2/2025

	3,962	63.01	2/2/2025

	3,647	68.61	3/2/2025

	4,235	59.02	4/1/2025

	3,143	79.58	5/1/2025

	2,807	89.00	6/1/2025

	2,667	93.64	7/1/2025

	2,221	112.56	8/3/2025

	2,363	105.79	9/1/2025

	2,359	105.98	10/1/2025

	2,322	107.64	11/2/2025

	1,994	125.37	12/1/2025

	2,274	109.96	1/4/2026

	4,439	94.09	2/1/2026

	4,249	98.30	3/1/2026

	3,952	105.70	4/1/2026

	4,487	93.11	5/2/2026

	4,115	101.51	6/1/2026

	4,321	96.67	7/1/2026

	4,426	94.37	8/1/2026

	4,290	97.38	9/1/2026

	4,070	102.63	10/3/2026

	3,387	123.30	11/1/2026

	3,564	117.22	12/1/2026

	3,276	127.49	1/3/2027

	1,798	140.78	2/1/2027

	1,775	142.65	3/1/2027

	1,722	146.92	4/3/2027

	1,630	155.35	5/1/2027

	1,553	162.99	6/1/2027

	1,732	146.17	7/3/2027

	1,390	182.03	8/1/2027

	1,449	174.74	9/1/2027

	1,430	177.01	10/2/2027

	1,278	198.00	11/1/2027

	1,355	186.82	12/1/2027

	1,259	201.07	1/2/2028

	2,574	265.07	2/1/2028

	2,349	290.39	3/1/2028

	2,435	280.29	4/2/2028

	2,177	313.30	5/1/2028

62

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date

David Hyman	1,896	359.93	6/1/2028

	1,713	398.18	7/2/2028

	2,017	338.38	8/1/2028

	1,876	363.60	9/4/2028

	1,789	381.43	10/1/2028

	2,150	317.38	11/1/2028

	2,350	290.30	12/3/2028

	2,549	267.66	1/2/2029

	2,360	339.85	2/1/2029

	2,245	357.32	3/1/2029

	2,186	366.96	4/1/2029

	2,117	378.81	5/1/2029

	2,383	336.63	6/3/2029

	2,141	374.60	7/1/2029

	2,511	319.50	8/1/2029

	2,772	289.29	9/3/2029

	2,976	269.58	10/1/2029

	2,796	286.81	11/1/2029

	2,587	309.99	12/2/2029

	2,432	329.81	1/2/2030

	2,299	358.00	2/3/2030

	2,160	381.05	3/2/2030

	2,260	364.08	4/1/2030

	1,981	415.27	5/1/2030

	1,932	425.92	6/1/2030

	1,695	485.64	7/1/2030

	1,650	498.62	8/3/2030

	1,479	556.55	9/1/2030

	1,560	527.51	10/1/2030

	1,700	484.12	11/2/2030

	1,631	504.58	12/1/2030

Rachel Whetstone	20	290.30	12/3/2028

	137	267.66	1/2/2029

	214	339.85	2/1/2029

	204	357.32	3/1/2029

	199	366.96	4/1/2029

	192	378.81	5/1/2029

	217	336.63	6/3/2029

	195	374.60	7/1/2029

	228	319.50	8/1/2029

	252	289.29	9/3/2029

	271	269.58	10/1/2029

	254	286.81	11/1/2029

	235	309.99	12/2/2029

	221	329.81	1/2/2030

	262	358.00	2/3/2030

2021 PROXY STATEMENT	63

	Option Awards
Name	Number of Securities Underlying Unexercised Options: Exercisable (#)	Option Exercise Price ($)	Option Expiration Date

Rachel Whetstone	246	381.05	3/2/2030

	257	364.08	4/1/2030

	226	415.27	5/1/2030

	220	425.92	6/1/2030

	193	485.64	7/1/2030

	188	498.62	8/3/2030

	169	556.55	9/1/2030

	177	527.51	10/1/2030

	194	484.12	11/2/2030

	186	504.58	12/1/2030

OPTION EXERCISES

The following table sets forth information concerning each exercise of stock options during 2020 for each of the Named Executive Officers on an aggregated basis.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)

Reed Hastings	1,327,634	612,125,269

Ted Sarandos	105,372	30,045,923

Spencer Neumann	—	—

Greg Peters	37,986	15,038,592

David Hyman	26,754	11,968,543

Rachel Whetstone	—	—

(1)

Dollar value realized on exercise equals the difference between the closing price on the date of exercise less the exercise price of the option and does not necessarily reflect the sales price of the shares or if a sale was made.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

The Named Executive Officers are beneficiaries of our Severance Plan, as described in more detail above in “Compensation Discussion and Analysis.” The information below reflects the estimated value of the compensation to be paid by us to each of the Named Executive Officers in the event of termination or a change in control under the terms of the Severance Plan. The amounts shown below assume that termination or change in control was effective as of December 31, 2020 and is based on 2021 allocatable compensation, which went into effect prior to the end of the 2020 fiscal year. The actual amounts that would be paid can only be determined at the time of the actual triggering event.

Name	Severance Benefit ($)(1)	Change in Control Benefit ($)(2)

Reed Hastings	25,987,500	34,650,000

Ted Sarandos	25,987,500	34,650,000

Spencer Neumann	8,662,500	11,550,000

Greg Peters	14,175,000	18,900,000

David Hyman	7,087,500	9,450,000

Rachel Whetstone	3,937,500	5,250,000

64

(1)

The amounts in this column correspond to lump sum payments in cash that are equal to nine months of allocatable compensation. The amounts in this column would be payable upon a termination of employment (other than for cause, death, or permanent disability), so long as the Named Executive Officer signs a waiver and release of claims and an agreement not to disparage us, our directors or officers in a form reasonably satisfactory to us. The right to receive a severance benefit terminates upon a change in control transaction, so that the Named Executive Officers are not entitled to both a change in control benefit and a severance benefit.

(2)

The amounts in this column correspond to lump sum payments in cash that are equal to twelve months of allocatable compensation for the Named Executive Officer as of December 31, 2020. These are single-trigger payments that would be made upon a change in control, provided that the Named Executive Officer had not previously received severance under the Severance Plan.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our Co-Chief Executive Officers, Messrs. Hastings and Sarandos. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

As disclosed in the Summary Compensation Table, the 2020 annual total compensation as determined under Item 402 of Regulation S-K was $43,226,024 for Mr. Hastings and $39,318,251 for Mr. Sarandos. The 2020 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $219,577. Based on the foregoing, our estimate of the ratio of our Co-Chief Executive Officers’ annual total compensation to our median employee’s annual total compensation for fiscal year 2020 is 197 to 1, in the case of Mr. Hastings, and 179 to 1, in the case of Mr. Sarandos.1 Given the different methodologies that various public companies will use to determine an estimate of their pay ratios, the estimated ratio reported above should not be used as a basis for comparison between companies.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments, and estimates that we used were as follows:

We selected December 31, 2020, which is within the last three months of 2020, as the date upon which we would identify the “median employee.” We also used December 31 as our measuring date in 2019. Consistent with the Summary Compensation Table, we examined total annual compensation for all employees (excluding Messrs. Hastings and Sarandos), which included: base salary, incentive compensation plan payments, option awards consisting of stock options, and other compensation such as 401(k) matching contributions. We annualized the compensation of all full-time and part-time employees who were not employed by us for all of 2020. For employees outside the United States, we converted their compensation to U.S. dollars using the applicable average exchange rate for 2020.

[1]

While the 2020 allocatable compensation for Messrs. Hastings and Sarandos were identical, the total compensation amount determined under Item 402 of Regulation S-K and resulting pay ratios differ due to the accounting valuation attributable to their stock option grants.

2021 PROXY STATEMENT	65

Proposal 4

Stockholder Proposal “Proposal 4 - Political Disclosures”
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” PROPOSAL FOUR.

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.

Myra K. Young, 9295 Yorkship Court, Elk Grove, CA 95758, the beneficial owner of no less than 100 shares of the Company’s common stock on the date the proposal was submitted, has notified the Company of her intent to present the following proposal at the Annual Meeting.

Resolved: Shareholders of Netflix Inc (“Company”) hereby request that our Company provide a report, updated semiannually, disclosing the Company’s:

1.

Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.	Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.	The identity of the recipient as well as the amount paid to each; and

b.	The title(s) of the person(s) in the Company responsible for decision-making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting. This proposal does not encompass lobbying spending.

SUPPORTING STATEMENT

As long-term shareholders, we support transparency and accountability in corporate electoral spending. This includes any activity considered intervention in a political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations, and independent expenditures or electioneering communications on behalf of federal, state, or local candidates.

Disclosure is in the best interest of the company and its shareholders. The Supreme Court recognized this in its 2010 Citizens United decision, which said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.”

Relying on available data does not provide a complete picture of the Company’s electoral spending. For example, payments to trade associations that may be used for election-related activities are undisclosed and unknown. This proposal asks Netflix to disclose all of its electoral spending, including payments to trade associations and other tax-exempt organizations, which may be used for electoral purposes. This would bring our Company in line with a growing number of leading companies in the 2020 CPA-Zicklin Index.1

Proposals on this topic at Alliant Energy, Macy’s, and Cognizant Technology Solutions passed last in 2019, despite board opposition. In 2020, shareholders of Activation Blizzard, Centene Corporation, J.B. Hunt Transport Services, and Western Union have also passed similar proposals. The Company’s Board and shareholders need comprehensive disclosure to fully evaluate the use of corporate assets in elections. We urge your support for this critical governance reform.

Consider also that our Company maintains a classified board, plurality vote standard for uncontested directors, supermajority requirements to change bylaws, and does not allow shareholders to act by written consent. This, despite the fact that a majority of shares voted to change each of these provisions, sometimes more than once.

Increase Long-Term Shareholder Value

Vote for Political Disclosures—Proposal 4

[1]	https://politicalaccountability.net/hifi/files/2020-CPA-Zicklin-Index.pdf

2021 PROXY STATEMENT	67

NETFLIX OPPOSING STATEMENT

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.

This stockholder proposal is nearly identical to a proposal presented last year and that failed to receive a majority of votes cast. Political contributions are already publicly disclosed. Indeed, U.S. federal and all 50 state election laws require either the contributor or the recipient campaign or committee to publicly file reports disclosing such contributions. Those disclosures are aggregated by a number of groups and are available and easily searchable on public websites. Therefore, we question the benefit of reporting our political contributions in the proposed manner, as it would be duplicative of existing disclosures.

As is noted in the supporting statement, the report requested by the stockholder proposal would specifically include trade association or nonprofit payments that could be used for electoral purposes. We would note that the trade associations Netflix joins for various business-related reasons may also take political or policy positions we do not share, and that are not directly attributable to the membership dues we pay. It can also be difficult for us to assess exactly how our contributions to such organizations could be used, which could make it difficult to comply with this proposal.

While the Board opposes this specific proposal, it acknowledges the interest in greater transparency regarding corporate political contributions. Accordingly, the Board will further evaluate what disclosures are appropriate for the Company to provide regarding political contributions.

For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Four.

Required Vote

The affirmative vote of the majority of the votes cast is required to approve the stockholder proposal. The proposal is precatory and accordingly, is not binding on the Board or the Company.

Netflix Recommendation

The Board unanimously recommends that the stockholders vote “AGAINST” Proposal Four.

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Proposal 5

Stockholder Proposal “Proposal 5 - Simple Majority Vote”
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” PROPOSAL FIVE.

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.

John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, CA, 90278, the beneficial owner of 100 shares of the Company’s common stock on the date the proposal was submitted, has notified the Company of his intent to present the following proposal at the Annual Meeting.

RESOLVED, Shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

SUPPORTING STATEMENT

Shareholders are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of 6 entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are used to block initiatives supported by most shareowners but opposed by a status quo management.

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. These votes would have been higher than 74% to 88% if more shareholders had access to independent proxy voting advice. The proponents of these proposals included Ray T. Chevedden and William Steiner.

Currently a 2%-minority can frustrate the will of our 66%-shareholder majority in an election with 68% of shares casting ballots. In other words a 2%-minority could have the power to prevent shareholders from modernizing the governance of our company. This can be particularly important during periods of management underperformance and/or an economic downturn. Currently the role of shareholders is downsized because management can simply ignore an overwhelming 66%-vote of shareholders.

This proposal won more than 80% support 4-times at Netflix since 2013:

2019- 88%, 2016- 82%, 2015 - 80%, 2013 -81%

Apparently NFLX shareholders are not pleased with our directors sitting on their hands in regard to this proposal topic in spite of these enormous shareholder votes.

54% of NFLX shares rejected Jay Hoag, who chaired the NFLX Governance Committee, in 2020. Based on this 54% rejection shareholders could consider Mr. Hoag undesirable for reelection to the Board of Electronic Arts, Peloton Interactive, TripAdvisor and Zillow Group if they own stocks in these companies. Reed Hastings and Mathias Dopfner were each rejected by 33% of shares in 2020. If these directors join the Boards of any public company, shareholders who own stock in those companies could consider them undesirable directors.

38% of shares rejected management pay in 2020. Unfortunately Mr. Timothy Haley, chair of the management pay committee, is untouchable by a NFLX shareholder vote until 2022. If Mr. Haley stands for reelection at 2U, Inc. and Zuroa in 2021 shareholders in those companies could consider Mr. Haley an undesirable director.

Please vote yes:

Simple Majority Vote-Proposal 5

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NETFLIX OPPOSING STATEMENT

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.

Although our company has been around for more than 20 years, we operate in an extremely dynamic business environment. The global media landscape is undergoing rapid change, much of which we have been pioneering. The competitive landscape in which we operate is also rapidly changing. We face growing competition from companies that have launched similar streaming services and we are increasing our content development. We expect to see substantial shifts in market dynamics over the coming years, and we need to maintain flexibility to execute our long-term strategic initiatives.

A simple majority vote requirement already applies to most corporate matters submitted to a vote of our stockholders. We believe that the supermajority we have in place is appropriate to increase stability in our operations, while still being set low enough for stockholders to have a voice on issues where there is strong consensus.

This proposal has been presented for stockholders most recently in 2020 and received a majority of votes cast. The Board has weighed the voting results as part of a regular and ongoing examination of our governance structure. We are also aware that many stockholders, including ours, are supportive of a simple majority standard. The Board continues to believe that the current governance structure, including our supermajority standard, is appropriate for this point in our evolution. There is a desire to have some flexibility to implement our long-term plan, and we believe the supermajority standard is important to providing this needed flexibility. This provision ensures that fundamental changes are broadly supported by stockholders, and we continue to believe that it is in the best interest of the Company and our stockholders.

For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Five.

Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the stockholder proposal. The proposal is precatory and accordingly, is not binding on the Board or the Company.

Netflix Recommendation

The Board unanimously recommends that the stockholders vote “AGAINST” Proposal Five.

2021 PROXY STATEMENT	71

Proposal 6

Stockholder Proposal “Stockholder Proposal to Improve the Executive Compensation Philosophy”
THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “AGAINST” PROPOSAL SIX.

In accordance with SEC rules, we have set forth below a stockholder proposal, along with the supporting statement of the stockholder proponent, for which we and our Board accept no responsibility. The stockholder proposal is required to be voted upon at our Annual Meeting only if properly presented at our Annual Meeting. As explained below, our Board unanimously recommends that you vote “AGAINST” the stockholder proposal.

Jing Zhao, 1745 Copperleaf Ct., Concord, CA 94519, the beneficial owner of 8 shares of the Company’s common stock on the date the proposal was submitted, has notified the Company of his intent to present the following proposal at the Annual Meeting.

Resolved: stockholders recommend that Netflix, Inc. improve the executive compensation philosophy to include CEO pay ratio and other factors.

SUPPORTING STATEMENT

Section 953(b) of the Dodd-Frank Act directed the SEC to amend Item 402 of Regulation S-K to require each company to disclose the annual total compensation of the CEO, the median of the annual total compensation of all employees (except the CEO), and the ratio of these two amounts (CEO pay ratio). Netflix’s CEO pay ratio was 133:1 in 2017 (2018 Proxy Statement p. 65), 178:1 in 2018 (2019 Proxy Statement p. 47), and 190:1 in 2019 (2020 Proxy Statement p. 70). Since the median of the annual total compensation cannot jump, the rising ratio is due to the CEO compensation jump from $24,377,499 in 2017 to $36,080,417 in 2018 (48% increase), to $38,577,129 in 2019 (Ibid. p.49).

The section “Determining Executive Compensation Magnitude” lists some philosophical points of executive compensation (Ibid. pages 39-40) without any consideration of social and economic factors, such as the CEO pay ratio.

There is no rational methodology or program to determine the executive compensation. For example, Twitter’s CEO pay ratio is less than 0.001 in 2018 and in 2019, Amazon’s CEO pay ratio is 58:1 in 2018 and in 2019. JCPenney’s alarming CEO pay ratio 1294:1 in 2018 is one cause to its bankruptcy. The executive compensations of big Japanese and European companies are much less than big American companies.

As Warren Buffett stated, “There’s class warfare, all right, but it’s my class, the rich class, that’s making war, and we’re winning.” (“In Class Warfare, Guess Which Class Is Winning”, New York Times Nov. 26, 2006.) America’s ballooning executive compensation is neither responsible for the society nor sustainable for the economy, especially under the current social and economical crisis. Reducing the CEO pay ratio should be included to the philosophy of executive compensation. The Compensation Committee has the flexibility to include other social and economic factors.

NETFLIX OPPOSING STATEMENT

The Board has considered the stockholder proposal and, for the reasons described below, believes that the proposal is not in the best interests of Netflix and our stockholders.

The proposal is vague and unclear and therefore would be difficult to implement. The proposal fails to explain how the CEO pay ratio and “other factors” should be considered in improving our executive compensation philosophy. It is difficult to determine what actions would be required to change our current executive compensation philosophy to implement the proposal. The proposal also does not specify the “other factors” that should be considered in our compensation philosophy.

Moreover, CEO pay ratios vary widely across companies as different companies may have different employment and compensation practices. The SEC has stated that the purpose of CEO pay ratio disclosures is not to facilitate

2021 PROXY STATEMENT	73

comparisons among registrants and that precise conformity or comparability of the pay ratio across companies is not necessarily achievable given the variety of factors that could cause the ratio to differ, companies may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios. For example, the flexibility of our employees to allocate their compensation to stock options rather than cash makes it difficult to properly evaluate our overall compensation through the use of one metric, such as CEO pay ratio. As a result, the utility of CEO pay ratio as a comparative metric at Netflix and industry-wide is limited.

This proposal appears premised on the erroneous assertion that, “[t]here is no rational methodology or program to determine the executive compensation.” This is simply not true. As described in the section entitled “Compensation Discussion and Analysis” above, our compensation program and philosophy are thoughtfully designed and applied. We already consider a number of factors that apply to both executives and the majority of our employees alike. We aim to pay all employees at the top of their personal market and provide highly competitive compensation packages, which enables us to attract and retain the most talented employees from around the globe. The compensation program is designed to be simple, transparent, and to create a long-term alignment with stockholders’ interests.

Our Compensation Committee evaluates our compensation practices on an ongoing basis to determine whether they are appropriate to attract, retain and reward outstanding performers. Our compensation practices also are tailored to account for the specific needs and responsibilities of the particular position as well as the performance and unique qualifications of the individual employee, rather than by seniority or Netflix’s overall performance. We believe this helps us attract and retain the most talented employees from around the globe to drive innovation, creativity, growth and long-term value for our stockholders. The proposal would interfere with this carefully designed compensation program, which we believe is not only effective but integral to our success.

In 2020, we conducted a pay equity analysis and adopted practices to ensure that employees from underrepresented groups are not being underpaid relative to others doing the same or similar work. We also practice “open compensation,” which means the top leaders (director-level and above) at the Company can see how much any employee is paid. This encourages open discussions about pay disparities. We aim to rectify any pay gaps that we find through these approaches.

In summary, our compensation program and philosophy are thoughtfully designed and already consider a number of factors in setting compensation. The vague proposal to include the CEO pay-ratio and “other factors” in our compensation philosophy is unnecessary and would interfere with the ability of the Compensation Committee to optimally design our compensation program in a manner that it believes is in the best interest of the Company and our stockholders.

For the foregoing reasons, the Board unanimously believes that this proposal is not in the best interests of Netflix or our stockholders, and recommends that you vote “AGAINST” Proposal Six.

Required Vote

The affirmative vote of the majority of the Votes Cast is required to approve the stockholder proposal. The proposal is precatory and accordingly, is not binding on the Board or the Company.

Netflix Recommendation

The Board unanimously recommends that the stockholders vote “AGAINST” Proposal Six.

74

OTHER INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of April 8, 2021 by (i) each stockholder that we know is the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each Named Executive Officer, and (iv) all executive officers and directors as a group. We have relied upon information provided to us by our directors and Named Executive Officers and copies of documents sent to us that have been filed with the SEC by others for purposes of determining the number of shares each person beneficially owns. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned by them. Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of April 8, 2021 are also deemed outstanding for purposes of calculating the percentage ownership of that person, and if applicable, the percentage ownership of the executive officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise indicated, the address for each stockholder listed in the table below is c/o Netflix, Inc., 100 Winchester Circle, Los Gatos, CA 95032.

Name and Address	Number of Shares Beneficially Owned	Percent of Class

The Vanguard Group, Inc.(1) 100 Vanguard Blvd Malvern, PA 19355	33,200,737	7.49%

Capital Research Global Investors(2) 333 South Hope Street Los Angeles, CA 90071	30,232,937	6.82%

BlackRock, Inc.(3) 55 East 52nd Street New York, NY 10055	28,731,448	6.48%

Reed Hastings(4)	7,998,031	1.79%

Jay C. Hoag(5) 250 Middlefield Road Menlo Park, CA 94025	2,624,183	*

Ted Sarandos(6)	563,134	*

Greg Peters(7)	286,036	*

David Hyman(8)	221,563	*

Spencer Neumann(9)	73,474	*

Richard N. Barton(10)	49,134	*

Leslie Kilgore(11)	46,901	*

Timothy M. Haley(12) c/o Redpoint Ventures 2969 Woodside Road Woodside, CA 94062	37,826	*

Bradford L. Smith(13)	30,371	*

Ann Mather(14)	16,866	*

Anne M. Sweeney(15)	8,705	*

Rachel Whetstone(16)	6,227	*

Mathias Döpfner(17)	5,143	*

Rodolphe Belmer(18)	4,543	*

Strive Masiyiwa(19)	464	*

All directors and executive officers as a group (18 persons)(20)	11,989,268	2.68%

76

*	Less than 1% of the Company’s outstanding shares of common stock.
1.

As of December 31, 2020, based on information provided by The Vanguard Group, Inc. in the Schedule 13G/A filed February 10, 2021. Of the shares beneficially owned, The Vanguard Group, Inc. reported that it has sole dispositive power with respect to 31,246,463 shares, shared dispositive power with respect to 1,954,274 shares, shared voting power with respect to 758,570 shares, and sole voting power with respect to zero shares.

2.

As of December 31, 2020, based on information provided by Capital Research Global Investors in the Schedule 13G/A filed February 16, 2021. Of the shares beneficially owned, Capital Research Global Investors reported that it has sole dispositive power with respect to all the shares and sole voting power with respect to 30,224,074 shares.

3.

As of December 31, 2020, based on information provided by BlackRock, Inc. in the Schedule 13G/A filed January 29, 2021. Of the shares beneficially owned, BlackRock, Inc. reported that it has sole dispositive power with respect to all of the shares and sole voting power with respect to 24,895,490 shares.

4.	Includes options to purchase 3,075,639 shares. Mr. Hastings is a trustee of the Hastings-Quillin Family Trust, which is the holder of 4,922,392 of the Company’s shares.
5.

Includes (i) 703,825 common shares that are directly held by TCV VII, L.P. (“TCV VII”), (ii) 365,509 common shares that are directly held by TCV VII (A), L.P. (“TCV VII (A)”), (iii) 6,086 common shares that are directly held by TCV Member Fund, L.P. (“Member Fund”), (iv) 640,434 common shares that are directly held by Orange Investor, L.P. (“Orange Investor”), (v) 172,704 common shares that are directly held by Orange Investor (A), L.P. (“Orange Investor (A)”), (vi) 39,777 common shares that are directly held by Orange Investor (B), L.P. (“Orange Investor (B)”), (vii) 47,085 common shares that are directly held by Orange (MF) Investor, L.P. (“Orange Investor (MF)”), (viii) options to purchase 31,049 common shares held by Jay C. Hoag, (ix) 479,398 common shares held by the Hoag Family Trust U/A Dtd 8/2/94 (the “Hoag Family Trust”), and (x) 138,316 common shares held by Hamilton Investments Limited Partnership (“Hamilton Investments”).

Jay C. Hoag and six other individuals (the “Class A Directors of Management VII”) are Class A Directors of Technology Crossover Management VII, Ltd. (“Management VII”) and limited partners of Technology Crossover Management VII, L.P. (“TCM VII”) and Member Fund. Management VII is the general partner of TCM VII, which is the general partner of TCV VII and TCV VII (A). Management VII is also a general partner of Member Fund. The Class A Directors of Management VII and TCM VII may be deemed to beneficially own the shares held by TCV VII, TCV VII (A) and Member Fund, but each disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein.

Mr. Hoag and five other individuals (the “Class A Directors of Management VIII”) are Class A Directors of Technology Crossover Management VIII, Ltd. (“Management VIII”) and limited partners of Technology Crossover Management VIII, L.P. (“TCM VIII”). Management VIII is the sole general partner of TCM VIII, which in turn is the sole general partner of TCV VIII, L.P., which in turn is the sole member of Orange Investor GP, LLC (“Orange GP”), which in turn is the sole general partner of Orange Investor, Orange (A) Investor, Orange (B) Investor, and Orange (MF) Investor. The Class A Directors of Management VIII and TCM VIII may be deemed to beneficially own the shares held by Orange Investor, Orange (A) Investor, Orange (B) Investor, and Orange (MF) Investor but each disclaim beneficial ownership of such shares except to the extent of their pecuniary interest therein. The shares held by Orange Investor, Orange (A) Investor, Orange (B) Investor, and Orange (MF) Investor are also pledged as collateral for a third party debt facility.

Mr. Hoag has the sole power to dispose and direct the disposition of the options and any shares issuable upon exercise of the options, and the sole power to direct the vote of the shares of common stock to be received upon exercise of the options. However, with respect to the options, Mr. Hoag has transferred to TCV VII Management, L.L.C. (“TCV VII Management”) and TCV VIII Management, L.L.C. (“TCV VIII Management”) 100% of the pecuniary interest in such options and any shares to be issued upon exercise of such options. Mr. Hoag is a member of TCV VII Management and TCV VIII Management but disclaims beneficial ownership of such options and any shares to be received upon exercise of such options except to the extent of his pecuniary interest therein.

Mr. Hoag is a trustee of the Hoag Family Trust and may be deemed to have the sole power to dispose or direct the disposition of the shares held by the Hoag Family Trust. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Mr. Hoag is the sole general partner and a limited partner of Hamilton Investments and may be deemed to have the sole power to dispose or direct the disposition of the shares held by Hamilton Investments. Mr. Hoag disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

6.	Includes options to purchase 563,134 shares.
7.	Includes options to purchase 272,946 shares.
8.	Includes options to purchase 189,953 shares.
9.	Includes options to purchase 73,474 shares.
10.	Includes options to purchase 31,876 shares. Mr. Barton is a trustee of the Barton Family Foundation, which is the holder of 10,000 of the Company’s shares.
11.	Includes options to purchase 11,705 shares.
12.	Includes options to purchase 37,826 shares.
13.	Includes options to purchase 23,872 shares.
14.	Includes options to purchase 16,866 shares.
15.	Includes options to purchase 8,705 shares.
16.	Includes options to purchase 5,912 shares.
17.	Includes options to purchase 5,118 shares.
18.	Includes options to purchase 4,543 shares.
19.	Includes options to purchase 464 shares.
20.	Includes, without duplication, the shares and options listed in footnotes (4) through (19) above.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than ten percent of our ordinary shares to file reports of their beneficial ownership and changes in ownership (Forms 3, 4 and 5, and any amendment thereto) with the SEC.

Based solely on a review of forms filed in the SEC’s EDGAR database and written representations from executive officers and directors, we believe that during the fiscal year ended December 31, 2020, all filing requirements were satisfied on a timely basis, except that, due to an administrative error: (A) a late Form 4 was filed for each of Richard Barton, Rodolphe Belmer, Mathias Döpfner, Timothy Haley, Reed Hastings, David Hyman, Leslie Kilgore, Ann Mather, Jessica Neal, Spencer Neumann, Greg Peters, Susan Rice, Ted Sarandos, Brad Smith, Anne Sweeney and Rachel Whetstone on September 4, 2020, with respect to stock options granted on September 1, 2020 and (B) a late Form 4 was filed for Mr. Barton on September 4, 2020 with respect to transactions that occurred September 1, 2020.

2021 PROXY STATEMENT	77

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes our equity compensation plans as of December 31, 2020. There were no equity compensation plans or arrangements not approved by security holders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)

Equity compensation plans or arrangements approved by security holders:

2002 Plan(1)	416,418		21.26	—

2011 Plan(2)	17,446,523		158.02	—

2020 Plan	813,869		508.30	21,702,085

Equity compensation plans not approved by security holders	—		—	—

Total	18,676,810	(3)	170.23	21,702,085

(1)	Our Amended and Restated 2002 Stock Plan (the “2002 Plan”) terminated in 2012, and no new awards may be issued thereunder. The outstanding options under the 2002 Plan are described in this row.
(2)	No new awards may be issued under the Netflix, Inc. 2011 Stock Plan (the “2011 Plan”) after June 4, 2020. The outstanding options under the 2011 Plan are described in this row.
(3)	Weighted average life is 5.55 years.

STOCKHOLDERS SHARING AN ADDRESS

Stockholders sharing an address with another stockholder may receive only one Notice of Internet Availability of Proxy Materials at that address unless they have provided contrary instructions. Any such stockholder who wishes to receive a separate Notice of Internet Availability of Proxy Materials now or in the future may write or call Broadridge to request a separate copy from:

Householding Department

Broadridge

51 Mercedes Way, Edgewood, NY 11717

1-866-540-7095

Broadridge will promptly, upon written or oral request, deliver a Notice of Internet Availability of Proxy Materials, or if requested, a separate copy of its annual report or this Proxy Statement to any stockholder at a shared address to which only a single copy was delivered.

Similarly, stockholders sharing an address with another stockholder who have received multiple copies of the Company’s Notice of Internet Availability of Proxy Materials may write or call the above address and phone number to request delivery of a single copy in the future.

78

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy intend to vote on those matters in accordance with their best judgment.

By order of the Board

David Hyman

Chief Legal Officer and Secretary

April 23, 2021

Los Gatos, California

2021 PROXY STATEMENT	79

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NETFLIX

100 Winchester Circle | Los Gatos, CA 95032 | (408) 540-3700

NETFLIX, INC. 100 WINCHESTER CIRCLE LOS GATOS, CA 95032

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 8:59 p.m. Pacific Time on June 2, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/nflx2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 8:59 p.m. Pacific Time on June 2, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D39612-P51438 KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NETFLIX, INC.

	The Board of Directors recommends you vote FOR the following proposals:
	1. To elect four Class I directors to hold office until the 2024 Annual Meeting of Stockholders.
Nominees:	For		Withhold

1a. Richard N. Barton	☐		☐	The Board of Directors recommends you vote AGAINST the following proposals:		For	Against	Abstain

1b. Rodolphe Belmer	☐		☐	4.	Stockholder proposal entitled, “Proposal 4 – Political Disclosures,” if properly presented at the meeting.	☐	☐	☐

1c. Bradford L. Smith	☐		☐	5.	Stockholder proposal entitled, “Proposal 5 – Simple Majority Vote,” if properly presented at the meeting.	☐	☐	☐

1d. Anne M. Sweeney	☐		☐	6.	Stockholder proposal entitled, “Stockholder Proposal to Improve the Executive Compensation Philosophy,” if properly presented at the meeting.	☐	☐	☐

	For	Against	Abstain

2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.	☐	☐	☐

3. Advisory approval of the Company’s executive officer compensation.	☐	☐	☐

	This proxy should be marked, dated and signed by the stockholder or stockholders exactly as the stockholder’s or stockholders’ name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary or representative capacity should so indicate. If shares are held by joint tenants, as community property or otherwise by more than one person, all should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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D39613-P51438

FORM OF PROXY

NETFLIX, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 3, 2021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Netflix, Inc. (the “Company”) hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 23, 2021, and hereby appoints David Hyman and Spencer Neumann, and each of them, with full power of substitution, as proxy or proxies to vote all shares of the Company’s common stock of the undersigned at the Annual Meeting of Stockholders of Netflix, Inc. to be held on June 3, 2021, and at any adjournments thereof, upon the proposals set forth in this proxy and described in the Proxy Statement, and in their discretion with respect to such other matters as may be properly brought before the meeting or any adjournments thereof.

If this proxy is properly executed and returned, this proxy will be voted for the specifications made on the reverse side or if no direction is made, this proxy will be voted FOR the nominees for Class I directors set forth on the reverse side (item 1), FOR items 2 and 3, and AGAINST items 4, 5, and 6, and in the discretion of the proxies on all other matters as may be properly brought before the meeting or any adjournments thereof.

Either of such proxies or substitutes shall have and may exercise all of the powers of said proxies hereunder.

Continued and to be signed on reverse side